This merger described in this convocation notice involves securities of a foreign company. This merger is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this press release has been prepared in accordance with generally accepted Japanese accounting standards and may not be comparable to the financial statements of United States companies.
It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in a foreign country, and some or all of its officers are residents of a foreign country. You may not be able to sue a foreign company or its officers in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.
You should be aware that the issuer may purchase securities otherwise than under the merger, such as in open market or privately negotiated purchases.

Securities Identification Code 3432
August 15, 2012
Notice of the 9th Ordinary General Meeting of Shareholders
Dear Shareholders,
Please be advised that the 9th Ordinary General Meeting of Shareholders will be held as follows, and we would be grateful if you could attend the meeting.
If you are unable to attend the meeting in person, you are entitled to vote by mail. In this case, we cordially request that you review the attached Reference Material for the 9th General Meeting of Shareholders and exercise your voting rights by indicating your approval or disapproval on the enclosed Voting Rights Exercise Form and returning it to us by mail so that it reaches us by no later than 17:20, Wednesday, August 29, 2012.

Yours faithfully, Hitoshi Kawamura, Chairman of the Board Sankyo-Tateyama Holdings, Inc. 70 Hayakawa, Takaoka, Toyama, Japan

1.	Date and Time:	Thursday, August 30, 2012, from 10:00 a.m.
2.	Venue:	Memorial Hall at the Head Office of the Company
70 Hayakawa, Takaoka, Toyama, Japan
3.	Meeting Agenda:
Reporting:
1.
Business report, consolidated financial statements, non-consolidated financial statements and results of audits of consolidated financial statements by Independent Auditors and the Board of Corporate Auditors for the 9th fiscal year (from June 1, 2011 to May 31, 2012)

Proposals:
Proposal 1:	Distribution of Surplus
Proposal 2:	Approval of the Merger Agreement between the Company and Sankyo Tateyama, Inc.
Proposal 3:	Election of Seven (7) Directors
Proposal 4:	Election of Three (3) Corporate Auditors
Proposal 5:	Election of One (1) Substitute Corporate Auditor

~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~
●	When you attend the meeting in person, please submit the enclosed Voting Right Exercise Form at the reception counter
●
Any revisions in business report, consolidated financial statements, non-consolidated financial statements and Reference Document for the Ordinary General Meeting of Shareholders will be disclosed on the Company’s website (http://www.sthdg.co.jp/JP/ir/).

Business Report
for the 9th Fiscal Year
(Period from June 1, 2011 to May 31, 2012)

I.	Status of Corporate Group
1.	Progress and results of operations
(1)	Overall trend
In the consolidated fiscal year under review, the effects on the Japanese economy of factors such as demand arising from recovery and reconstruction associated with the Great East Japan Earthquake and supplementary budgets by the Japanese government gave a glimpse of recovery centering on domestic demand, but factors including the European debt crisis, long-running appreciation of the yen, and power supply issues mean that the future still remains uncertain.
In the construction market, although there were trends for delaying the start of construction and extension of construction periods due to the impact of the earthquake, a degree of recovery was observed due to the effect of government measures assisting housing purchasers, such as the reintroduction of the eco-point system for housing.
The overall trends remained unchanged from the previous year, though there were temporary supply and demand swings in the markets for aluminum products and billets, especially in the transportation and electric products markets, in the aftermath of the damage caused by the Great East Japan Earthquake. The markets for commercial facilities grew steadily, boosted by increased demand for the refurbishment of commercial shops and outlets for recovery from earthquake damage and renovations to meet energy-saving needs.
Under these circumstances, in the fiscal year ended May 31, 2012—which was the final year of the group’s three year management plan which had “getting on a profitable growth track through recovery of the building materials business and structural reform” as its basic policy—the Company has promoted reform measures to create a stable revenue base and undertaken strategic initiatives for growth, including the expansion of renovation and reform business and overseas business.
As a result of the above, the Company took in increased revenue for the current consolidated fiscal year, recording net sales of 272,554 million yen (up by 4.4% from the previous consolidated fiscal year). Thanks largely to steady growth of sales for non-architectural products and the Company’s ongoing efforts to implement structural reform such as cost curtailments, the Company recorded operating income, ordinary income, and net income of 10,398 million yen (up by 31.5% from the previous year), 9,037 million yen (up by 41.0% from the previous year), and 4,609 million yen (up by 625.3% from the previous year), respectively.
The Company is committed to meeting the expectations of shareholders by continuously enhancing corporate values through the strengthened management foundations and enhanced profit-generating power of the group as a whole.
For the distribution of profit, the Company has adopted the basic policy of making stable dividend payments in consideration of the financial results and internal reserves. The Company expects to pay out a dividend of 2.00 yen per share for the current consolidated fiscal year.

Results by Segment

[Building Materials Business]
For the building materials business, in addition to focusing on improving revenues in order to firmly establish a profitable structure, the Company has worked to expand environment and reform related product lines and sales in order to strengthen growth areas.
In addition to undertaking initiatives for winning business and management of gross profit aiming for revenue improvement for building materials, the Company has responded to demand for condominiums by promoting sales through proposals addressing customer needs and issues, and introduced environmental products into the market such as “ARM-S@NAV - Arms natural ventilation systems” featuring natural ventilation mechanisms.  In the STER business in the remodeling and environmental fields, the Company has been promoting the strengthening of its capabilities for creating proposals addressing environmental issues, and has been pouring efforts in the remodeling of buildings such as condominiums and schools, focusing on environmental reform by means such as the use of the Company’s NAV series natural ventilation systems.
In the housing business, together with supporting routes in order to strengthen its sales network, the Company undertook an initiative to promote the revitalization of member stores of its “Isshintasuke” reform network.  The Company also took advantage of demand arising from the reintroduction of government stimulus measures for reconstruction support and eco-point system for housing, and expanded its product lineup through the introduction of products including the Laforce series of front doors featuring inward opening windows to take advantage of natural airflows, and sliding doors for building renovations featuring double glazing.  In the exterior building materials business, the Company has been carrying out initiatives to strengthen its sales network, such as measures to enhance support for dealers, and has focused efforts on expanding sales of value added products such as “M.Growrior” in its Muterior range which can grow to fit the customer’s lifestyle, and Solarstar carports fitted with solar panels.  In overseas markets, the Company began to develop sales through joint investment in a sales company together with Ta Tung Aluminum Co., Ltd. with which the Company has a business alliance in Taiwan.
Consequently, net sales were 207,937 million yen (an increase of 3.7% compared to the previous consolidated fiscal year) and operating income was 6,031 million yen (an increase of 25.8% compared to the previous consolidated fiscal year).

[Materials Business]
In the materials business, the domestic demand for materials grew steadily, backed by recovery and rehabilitation works, especially in the transportation sector. Likewise, the demand for products grew steadily in the areas of environment and energy, including products related to solar power generation.
The Company sought to strengthen sales in the materials business by exploring potential demands in growth areas and focusing on sales expansion for highly profitable products as the Company renewed its efforts to stronger and lighter commercial materials through highly precise, large-scale fine-processing of metal products by leveraging the strength of full-scale production of newly developed alloys.
As a result, the Company achieved net sales of 35,374 million yen (down by 0.7% from the previous year) with operating income of 2,354 million yen (up by 9.4% from the previous year).

[Commercial Facility Business]
For the commercial facility business, the Company strove to improve price competitiveness with a focus on overseas procurement while strengthening the response to recovery and power-saving demands. The Company also extended its efforts to strengthen its marketing activities and product development capabilities in tandem in order to realize the timely launch of LED lights for advertising displays and a host of other products to meet market needs. Outside of Japan we extended our efforts to expand sales in the US, Europe, and other overseas markets while striving to expand sales to both Chinese retailers and Japanese retailers advancing into China through our manufacturing and sales bases in China (Shanghai).
As a result, net sales were 29,105 million yen (up by 17.9% from the previous year) and operating income stood at 1,590 million yen (up by 110.7% from the previous year).

Changes in net sales and operating income by segment

Segment		8th Fiscal Year (June 1, 2010 to May 31, 2011)		9th Fiscal Year (the consolidated fiscal year under review) (June 1, 2011 to May 31, 2012)		Compared to the Previous Consolidated Fiscal Year Increase (Decrease)
			Composition Ratio		Composition Ratio		Increase (Decrease)%
		(Millions of yen)%		(Millions of yen)%		(Millions of yen)%
Building materials business	Net sales	200,530	76.8	207,937	76.3	7,416	3.7
	Operating income	4,794	60.7	6,031	58.0	1,236	25.8
Materials business	Net sales	35,636	13.7	35,374	13.0	(261)	(0.7)
	Operating income	2,151	27.2	2,354	22.6	202	9.4
Commercial facility business	Net sales	24,696	9.5	29,105	10.7	4,409	17.9
	Operating income	755	9.5	1,590	15.3	835	110.7
Other	Net sales	115	0.0	136	0.1	20	18.1
	Operating income	76	1.0	99	1.0	23	30.6
Elimination or corporate	Net sales	-	-	-	-	-	-
	Operating income	128	1.6	322	3.1	193	150.6
Total	Net sales	260,978	100.0	272,554	100.0	11,575	4.4
	Operating income	7,906	100.0	10,398	100.0	2,492	31.5
(Note)	Figures in parentheses indicate a decrease compared to the previous consolidated fiscal year.

(2)	Capital Investment status
The Company implemented a total of 4,120 million yen of capital investment during the consolidated fiscal year under review, the bulk of which was used for the streamlining of production facilities, and investment in product development.

(3)	Fund Procurement status
The funds required in the fiscal year under review were required for capital investment and the repayment of borrowing working capital, which the Company financed with long-term borrowings of 17,750 million yen from financial institutions.

2.	Financial Position and Net Income (Loss)

Classification		6th Fiscal Year (June 1, 2008-May 31, 2009)	7th Fiscal Year (June 1, 2009-May 31, 2010)	8th Fiscal Year (June 1, 2010-May 31, 2011)	9th Fiscal Year (the consolidated fiscal year under review) (June 1, 2011-May 31, 2012)
Net sales	(Millions of yen)	277,767	257,402	260,978	272,554
Operating income	(Millions of yen)	(7,642)	4,784	7,906	10,398
Ordinary income	(Millions of yen)	(9,332)	3,391	6,410	9,037
Net income	(Millions of yen)	(19,246)	2,047	635	4,609
Net income per share		(63.49) yen	6.75 yen	2.02 yen	14.72 yen
Net assets	(Millions of yen)	44,495	48,320	48,210	54,209
Total assets	(Millions of yen)	227,589	218,482	212,172	212,862
(Note) Figures in parentheses indicate losses.

3.	Challenges Facing the Company
Outlook
The economic environment surrounding the Group continues to be uncertain due to the recessions overseas resulting from factors such as the European debt crisis, as well as the appreciation of the yen and concerns regarding restrictions on manufacturing activities due to power shortages.  In the construction market, however, the increasing momentum in recovery and reconstruction activities after the Great East Japan Earthquake and the ongoing effects of government measures mean that the economy is expected to grow slightly, and the 2012 outlook is for 45,310.0 billion yen in construction investment (an increase of 7.9% compared to the previous fiscal year) and 850,000 new housings.
Under these economic conditions, operating companies held by Sankyo-Tateyama Holdings, Inc. merged as of June 1, 2012, forming Sankyo Tateyama, Inc. in order to realize the Group’s future growth strategy “Long-term VISION-2020” announced in July 2011.  A merger between the Company and Sankyo Tateyama, Inc., with Sankyo Tateyama Inc. as the surviving company is also scheduled for December 1, 2012.  This group reorganization aims to bring together the Group’s collective strengths, expand the scope of its business with international business expansion and environmental technologies as the driving force, increase the liquidity of financial assets currently held by the Group, and enable more flexible responses, while making the most of the abilities developed by each group company to successfully perform their respective businesses, as well as to further promote the streamlining and enhancement of management.
The Group will also formulate a new three year medium-term plan with “further growth and the creation of new value” as the basic policy.  The Group is in the process of implementing measures and making investments in order to achieve its goals, and is promoting the creation of an efficient system for handling personnel and fiscal aspects.

(i)	Building materials business

The Company is planning for the expansion of growth fields through service from the perspective of customers and technical strength.  The Company will undertake initiatives to improve the introduction of remodeling and reform products utilizing environmentally friendly technologies and enhance its sales structure in order to develop new sales channels and expand the scope of business.  Together with this, the Company will also promote measures aiming to improve production efficiency, such as the consolidation of production bases and lines, in order to improve the revenue generating ability of its core businesses.

(ii)	Materials business

The Company will manage operations proactively in order to achieve growth of the Group through the development and enhancement of personnel and technical strength to take on “new fields and new markets.”  Sales and technical development will be integrated focusing on the fields of “the environment and energy,” which are growth markets, and the Company will undertake initiatives for making proposals for customers and pioneering technology.

(iii)	Commercial facility business

The Company will solidify its position in the industry as a company specializing in commercial facilities related business, and work to cultivate the further potential of existing fields.  The Company will also undertake initiatives to expand sales in new areas by upgrading its interiors business and adding product categories.

(iv)	International expansion initiatives

The Company will undertake a firm establishment of local manufacturing and sales structures overseas, with its main focus on Asia, and aim for market volume that will ensure long-term growth.  The Company will also continue to improve and promote the purchase of overseas parts and components.

(v)	Environmental technology initiatives

By integrating technical resources spread across its business domains, the Company plans to enhance its environmental technology initiatives, and “revitalize business activities” and “improve the competitiveness of its core businesses.”
The entire Group maintains an awareness of the origins of its business—the spirit of collaborative business with “customers, the community, and employees” working together for their mutual benefit—and the Group continues to aim to improve its corporate value by developing business activities that satisfy and delight the customer.
We would like to thank you, the shareholders, for all of your support, and hope you will continue to support the Company as it moves forward and evolves.

II.	Overview of Corporate Group
1.	Description of main businesses

Category	Main products
Building Materials Business
1) Building architectural products (sashes, doors, curtains and curtain walls for buildings, sashes for low-and mid-storied buildings, natural ventilation systems, front sashes, renovation and refurbishment products, hand rails, interior and exterior fixtures  products, etc.)
2) Housing architectural products (sashes for residential houses, front doors, sliding doors, window-related products, interior architectural products)
3) Exterior architectural products (gate pillars, gates, fences, carports, balconies, terrace roofs, walkway shelter, etc.)

Materials Business	Aluminum products (for transportation equipment, electric and electronic equipment, industrial machinery, plant equipment), suspension materials for trucks, aluminum billets
Commercial Facility Business
Equipment and utensils for shops and others (general purpose display equipment, equipment tailored to each category of business, counters, shop interior works)
Advertising displays (standard advertising displays, custom-made advertising displays, installation works, etc.)

2.	Description of main operation bases (as of May 31, 2012)

Name		Location
Sankyo-Tateyama Holdings, Inc.	Head office	Takaoka, Toyama, Japan
	Head office	Takaoka, Toyama, Japan
Sankyo Tateyama Aluminum, Inc.	Branches	Located in 21 prefectures including Tokyo, Osaka, Aichi
	Plants	Sagano Plant (Takaoka, Toyama) Fukuoka Plant (Takaoka, Toyama), Shin-Minato Plant (Imizu, Toyama), Imizu Plant (Imizu, Toyama), Fukumitsu Plant (Nanto, Toyama), Himi Plant (Himi, Toyoma)
	Head office	Nakano, Tokyo, Japan; Takaoka, Toyama, Japan
Sankyo Material, Inc.	Branches	Located in four prefectures, including Tokyo
	Plants	Takaoka Plant (Takaoka, Toyama), Shin-Minato Plant (Imizu, Toyama), Nago Plant (Imizu, Takaoka), Ishikawa Plant (Hodatsushimizu-town, Hakui, Ishikawa)
	Head office	Chuo, Tokyo, Japan
Tateyama Advance Co., Ltd.	Branches	Located in nine prefectures, including Tokyo, Osaka, Aichi
	Plants	Yokohama Plant (Yokohama, Kanagawa)
Sansei Industry Co., Ltd.	Head office	Imizu, Toyama, Japan
ST Logistics Service Co., Ltd..	Head office	Oyabe Toyama, Japan
Kyoritsu Alumi Co., Ltd.	Head office	Nanto, Toyama, Japan
ST Metals K.K.	Head office	Takaoka, Toyama, Japan
Sankyo Kasei, Co., Ltd.	Head office	Takaoka, Toyama, Japan
Sancreate Co., Ltd.	Head office	Takaoka, Toyama, Japan
(Notes)
1.
Effective on June 1, 2012, Sankyo Tateyama Aluminum Inc., Sankyo Material, Inc. and Tateyama Advance, Co., Ltd. merged with Sankyo Tateyama Aluminum, Inc. as the surviving company.  The name of Sankyo Tateyama Aluminum, Inc. was changed to Sankyo Tateyama. Inc. on the same day.

2.
Effective on July 1, 2012,  Sankyo Tech Toyama K.K., Sankyo Tech Hokkaido K.K., and 14 other subsidiaries of the Company merged with Sankyo Tech Toyama K.K. as the surviving company. The name of the surviving company was changed to Sankyo Tech K.K. on the same day.

3.	Status of Employees

Number of employees	Change from the previous year
8,827	Decrease of 28
(Note)
The number of employees represents the number of working employees of the Company and consolidated subsidiaries (excluding personnel seconded to entities out of the Group, and including personnel seconded to the Company group).

4.	Main creditors

(Millions of yen)
Creditor	Outstanding balance
Syndicated loan	9,120
Sumitomo Mitsui Trust Bank, Limited	9,000
The Hokuriku Bank, Ltd.	7,961
Development Bank of Japan, Inc.	5,387
First Bank of Toyama, Ltd.	4,941
Mizuho Corporate Bank, Ltd.	4,469
The Hokkoku Bank, Ltd.	4,216
(Note)	Syndicated loans have been extended on a syndication basis by seven banks in total with Sumitomo Mitsui Trust Bank, Limited and The Hokuriku Bank, Ltd. as lead banks.

5.	Status of important subsidiaries

Company name	Capital stock	Voting Interest	Descriptions of main businesses
	Millions of yen	%
Sankyo Tateyama Aluminum, Inc.	15,000	100
Building architectural products, housing architectural products, development, manufacturing and sales of exterior fixtures, and manufacturing and sales of rolled and processed aluminum and other metals

Sankyo Material, Inc.	450	100	Molding, extrusion, processing and sales of aluminum and magnesium
Tateyama Advance, Co., Ltd.	490	100	Sales of general purpose equipment for shops, and manufacturing and sales of standard and other advertising displays
Sansei Industry, Co., Ltd.	490	100	Manufacturing of equipment and advertising displays for shops
ST Logistics Service Co., Ltd.	300	100	Consigned freight forwarding business for sashes and other aluminum products, and logistics contracting
Kyoritsu Alumi Co., Ltd.	100	100	Manufacture of interior materials and other housing materials
ST Metals K.K.	100	100	Manufacture of aluminum building materials and steel building materials
Sankyo Kasei Co., Ltd	100	100	Manufacture of resin building materials and components for building materials
Sancreate Co., Ltd.	100	100	Manufacture of cast aluminum products
(Notes)
1.	The voting interest ratio is the aggregate including voting rights held by the subsidiary.
2.	As of May 31, 2012, Sankyo Tateyama Aluminum, Inc. reduced its capital stock from 28,399 million yen to 15,000 million yen.

6.	Other Important Matters Related to the Company’s Status Important Events
(i)
The Company’s subsidiaries, Sankyo Tateyama Aluminum, Inc., Sankyo Material, Inc., and Tateyama Advance Co., Ltd. entered into a merger agreement as of March 27, 2012 to the effect that they would merge as of June 1, 2012 with Sankyo Tateyama Aluminum, Inc. as the surviving company.  The trade name of the surviving company also changed to Sankyo Tateyama, Inc. as of June 1, 2012.

(ii)
The Company’s 14 subsidiaries including Sankyo Tech Toyama K.K. and  Sankyo Tech K.K. entered into a merger agreement as of April 9, 2012 to the effect they would merge as of July 1, 2012 with Sankyo Tech Toyama K.K. as the surviving company.  The trade name of the surviving company also changed to Sankyo Tech K.K. as of July 1, 2012.

(iii)
The Company plans to enter into a merger agreement as of July 31, 2012 to the effect that the Company will merge with its subsidiary Sankyo Tateyama, Inc. as of December 1, 2012 the Sankyo Tateyama, Inc. as the surviving company.

III.	Officers
1.	Names of Directors and Corporate Auditors (as of May 31, 2012)

Position	Name	Status of Area of Responsibility and Important Concurrent Positions
Chairman of the Board and Representative Director	Hitoshi Kawamura
Chairman of the Board and Representative Director of Sankyo-Tateyama Holdings, Inc.
Director of Sankyo Material, Inc.,
Chairman of Tulip-tv, Inc.
President of the Takaoka Chamber of Commerce and Industry

CEO and Representative Director	Masakazu Fujiki	Representative Director, President and CEO
Managing Director	Makoto Okamoto	Manager of Overall Finance & Accounting Office & Manager of Information System
Managing Director	Mitsugu Shoji	General Manager, Internal Corporate Office Director and Managing Executive Officer, Sankyo Tateyama Aluminum Inc.
Managing Director	Hiroshi Yamada	Managing Director and Senior Manager of General Affairs & Human Resources Office Managing Executive Officer, Sankyo Tateyama Aluminum Inc.
Director	Shozo Kanbara	Representative Director, President and CEO, Sankyo Material Inc.
Director	Kiyotsugu Yamashita	General Manager, Management Planning Office

Position	Name	Responsibilities and significant concurrent positions
Full-time Corporate Auditor	Tsutomu Fukagawa	Full-time Corporate Auditor, Sankyo Tateyama Aluminum, Inc.
Corporate Auditor	Takeshi Yamamoto	Attorney at law (Representative, Yamamoto Law Office)
Corporate Auditor	Jiro Araki	Advisor, Sumitomo Mitsui Trust Bank, Limited Advisor, Sumitomo Realty & Development, Co., Ltd.
(Notes)
1.
Of Corporate Auditors, Mr. Takeshi Yamamoto and Mr. Jiro Araki are outside Corporate Auditors.  Mr. Jiro Araki is an Independent Auditor registered pursuant to the provisions set forth by Tokyo Stock Exchange., Inc.

2.
Full-time Corporate Auditor Mr. Tsutomu Fukagawa served as Manager of Accounting and Deputy General Manager of Finance and Accounting Division at a subsidiary of the Company for a long time and has deep insight into financial and accounting affairs.

3.
Full-Time Corporate Auditor Mr. Fumio Takewaki retired for personal reasons. At the time of retirement, he had concurrent positions as Corporate Auditor at Sankyo Tech Kanto, Corporate Auditor at Sankyo Tech Hokkaido and Corporate Auditor at Takahashi Kensetsu Naiso Kogyo, Co., Ltd.

4.	Changes to directors and Corporate Auditors this fiscal year were as follows.
①	Assumed office
The 8th general meeting of shareholders held on August 26, 2011 elected newly elected Kiyotsugu Yamashita as director, and he assumed office.
②	Resigned
Hideo Yomei, CEO and Representative Director, Yonehiro Komagata, Executive Director, and Tetsuo Kamasaki resigned upon the end of their terms of office which ended as of the conclusion of the 8th annual general meeting of shareholders held on August 26, 2011.
③	Changes in position, assignment of work and significant concurrent positions

Name	Position, assignment of work and significant concurrent positions		Date of change
	After change	Before change
Masakazu Fujiki	Representative Director, and President of the Company Representative Director, President and CEO of Sankyo Tateyama Aluminum, Inc.	Director of the Company Representative Director, President and CEO of Sankyo Tateyama Aluminum, Inc.	August 26, 2011

2.	Director and Corporate Auditor Compensation

Classification	Number of Directors/Corporate Auditors	Total Compensation
Directors	10	112 (million yen)
Corporate Auditors (of which, Outside Corporate Auditors)	4 (2)	33 (6)
Total	14	145
(Notes)
1.	The maximum compensation for officers determined by the general meeting of shareholders is 25 million yen per month for directors and 6 million yen per month for Corporate Auditors.
2.	There are no employees concurrently serving as directors.
3.	Of ten directors, three (3) directors retired at the close of the 9th Ordinary General Meeting of Shareholders. As of May 2012, the number of Directors is seven (7).

3.	Outside Officers
(1)	Important Concurrent Officers and Relationship with Company where Concurrent Officers are Held

The Corporate Auditor Mr. Takeshi Yamamoto is an Attorney at Law and the representative of Yamamoto Law Office.  There is no conflict of interest between the Company and Yamamoto Law Office.  The Corporate Auditor Mr. Jiro Araki concurrently serves as an adviser to Sumitomo Mitsui Trust Bank, Limited and Sumitomo Realty & Development, Co., Ltd.  Sumitomo Mitsui Trust Bank, Limited is a major shareholder of the Company and has business relationships with the Company, including borrowings from the bank.  There is no conflict of interest between the Company and Mitsui Realty & Development, Co., Ltd.

(2) Main Activities for the Fiscal Year Under Review
Category	Name	Status of main activities
Corporate Auditor	Takeshi Yamamoto
Mr. Takeshi Yamamoto attended 15 meetings out of 18  Board Meetings and 10 meetings out of 12 Corporate Auditors Meetings held during the fiscal year under review, and made inquiries and expressed opinions where appropriate, mainly from the expert viewpoint of an Attorney at Law.

Corporate Auditor	Jiro Araki
Mr. Jiro Araki attended 16 out of the 18 Board Meetings and all 12 of the Corporate Auditors Meetings held during the fiscal year under review. He made inquiries and expressed opinions where appropriate at the meetings, mainly based on the long-term experience and knowledge he has accrued as an executive at a financial institution and as a representative director of other companies.

(Note)	The number of times meetings of the Board of Directors held does not include written resolutions.

(3)   Outline of the Content of Agreements Limiting Liability
The Company entered into agreements with, Takeshi Yamamoto, Corporate Auditor, and Jiro Araki, Corporate Auditor, pursuant to Article 427(1) of the Companies Act and the Articles of Incorporation limiting their liability for damages under Article 423(1) of the Companies Act to the minimum amount provided in Article 425(1) of the Companies Act if they have performed their duties in good faith and without gross negligence.

IV.	Independent Auditor
1.	Name of Independent Auditor
KPMG AZSA LLC

2.	Amount of Compensation Paid to the Independent Auditor for the Fiscal Year Under Review
Amount Paid
Amount of Compensation the Company is to pay to the Independent Auditor	68 million yen
Total amount of money and other property benefits that shall be paid by the Company and its subsidiaries	106 million yen
(Note)
In the auditing contract between the Company and the Independent Auditor, the amount of remuneration for auditing in compliance with the Corporation Law, the amount of remuneration regarding the audit of the consolidated financial statements and the amount of remuneration for auditing in compliance with the Financial Instruments and Exchange Act have not been separated distinctly, nor can they be separated in essence. Accordingly, the above amount indicates the total of these amounts.

3.	Details of Non-audit Services
Not applicable.

4.	Policy for Determining Dismissal or Non-reappointment of the Independent Auditor
If it is found that the Independent Auditor falls under any of the events set forth in each item of Article 340(1) of the Companies Act, the Board of Auditors will dismiss the Accounting Auditor based upon consent of all Auditors.
If the Board of Directors determines that the Independent Auditor is unable to perform its duties properly, or otherwise determines it to be necessary, upon obtaining the consent of the Board of Corporate Auditors or based on a request from the Board of Corporate Auditors, the Board of Directors will submit a proposal for the dismissal or non-reappointment of the Independent Auditor to the general meeting of shareholders.

5.	Outline of the Content of Agreement Limiting Liability
The Company and the Independent Auditor, KPMG AZSA LLC, have not entered into an agreement under Article 427(1) of the Companies Act.

V.	Shares and Share Options (as of May 31, 2012)
1.	Number of Shares of Stock

Total number of authorized shares		496,000,000
Total number of issued and outstanding shares		324,596,314
(Of which, treasury shares:		9,064,961)

2.	Number of Shareholders	28,546

3.	Major Shareholders

Shareholder Name	Number of Shares Held	Shareholding Ratio
	Thousands of shares	%
Sumitomo Chemical Company, Limited	22,352	7.08
Sankyo Tateyama Employee Stock Ownership Plan (ESOP)	11,717	3.71
Sankyo Tateyama Shareholding Association	10,181	3.23
Sumitomo Mitsui Trust Bank, Limited	9,717	3.08
ST Shareholding Association	9,118	2.89
The Hokuriku Bank, Ltd.	8,889	2.82
Japan Trustee Services Bank, Ltd. (Trust account)	7,965	2.52
The Master Trust Bank of Japan, Ltd. (Trust account)	5,219	1.65
Takehira Enterprise	4,620	1.46
The Dai-Ichi Life Insurance Company, Limited	4,457	1.41
(Note)	The Company holds 9,064,961 shares of treasury stock and the calculation of shareholding ratio has excluded the shares of treasury stock.

4.	Other Important Matters Related to Shares
Not applicable.

5.	Share Options
Not applicable.

VI.	Systems to Ensure the Suitability of Operations
The Company has established the “Master Policy Regarding Internal Control Systems” as follows.
The Company will regularly check the implementation status of the internal control systems under this master policy and take necessary measures to improve them.  Furthermore, the Company will revise this master policy in response to factors such as changes to the financial environment, and endeavor to implement effective internal control systems.

(Note) The “Master Policy Regarding Internal Control Systems” was amended as of December 22, 2010.

1.	System for Ensuring that the Execution of Duties by Directors Accords with Law and the Articles of Incorporation
(1)
The Company’s master management policy is to continue to grow while building trust with shareholders, customers, other stakeholders, and society, in accordance with the Group’s management philosophy of “Creating new value based on collaborative business with customers, the community, and employees, and serving to realize a good living through providing customers with delight and satisfaction.”  Therefore, complying with laws and the Articles of Incorporation as a matter of course, as well as societal norms, and taking responsible action with a strong sense of ethics, are some of the important challenges for management of the Company.

(2)
In order to overcome the challenges stated above in (1), the Company will follow the Group’s master compliance promotion policy which is the base of the compliance system, as well as the Compliance Regulations and Compliance Action Standards, and aim for directors to express those rules and have all officers and employees of the Company and its subsidiaries comply with those rules.

(3)
Directors perform their audit duty with respect to whether other directors are performing their duties efficiently and appropriately in terms of legal and other compliance through deliberation by the Board of Directors.

(4)
Directors endeavor to implement internal control systems and gain an understanding of issues within their respective areas of responsibility, and regularly report the implementation status thereof to the Board of Directors.

(5)
The Group takes a firm stance against antisocial forces, expressly states in the “Compliance Action Standards” that it will absolutely refuse any involvement therewith, and ensures that it responds with resolve based on such action standards.  Furthermore, the Group will select personnel to be in charge of preventing improper demands and will implement a group-wide system.

2.	System for Ensuring the Retention and Management of Information Regarding the Execution of Duties by Directors
(1)
The minutes and decisions of meetings held or attended by directors to make important decisions, internal management approval documents approved by directors, and other information regarding the execution of directors’ duties, shall be documented and retained.

(2)
Important documents such as the minutes and management approval documents stated above at (1) shall be appropriately retained and managed pursuant to the document management regulations and other internal rules, in accordance with the media on which it is recorded.

(3)	Important documents related to the execution of directors’ duties shall be managed in a state such that directors and Corporate Auditors can inspect them at any time.
3.	Regulations Regarding Management of the Risk of Loss, and Other Systems
(1)
The Company and the Group shall understand and evaluate the risks concerning the execution of business of the Company and its subsidiaries, and implement an appropriate management system such as appointing a person to be in charge of individual risks.  Furthermore, the Board of Directors and other bodies shall deliberate sufficiently on matters where material risks can be envisaged, and determine policies.

(2)
With respect to day-to-day risks, respective management divisions shall undertake tasks such as formulating regulations, conducting training, and preparing and distributing manuals, as well as endeavoring to prevent such risks by means such as implementing a system of checks within the division.

(3)
With respect to unforeseen risks, a unified risk management system based on risk management regulations and the corresponding operating manuals has been implemented to handle everything from prevention through to response to risks as they occur.

4.	System to Ensure Efficiency in the Execution of Duties by Directors
(1)	The Company and the Group have introduced an executive officer system with the aim of clarifying responsibility for the execution of business and increasing the speed of decision making.
(2)
The Company has implemented a system so that when the Board of Directors makes important decisions, potential risks are made clear and that efficient and sufficient discussions taking any such risks into account are ensured.  Furthermore, in principle, meetings of the Board of Directors are held once per month, and extraordinary meetings are held as necessary.

(3)
To address management issues for the Group as a whole and significant issues for each of the subsidiaries, the Company has adopted the policy of discussing these issues at the Management Meeting chaired by the President and solving the issues according to the decisions reached at the meeting. The Management Meeting shall be held once or more a month.

(4)
With regard to the execution of business based on decisions by the Board of Directors, internal regulations set forth the details of the respective persons responsible, their responsibilities, and execution procedures.

(5)	The Group prepares management plans and profit plans, acts based on these plans, and regularly manages business performance.

5.	System for Ensuring that the Execution of Duties by Employees Accords with the Law and the Articles of Incorporation
(1)
The Company has formed the STHDG Compliance Committee, a body committed to maintaining and enhancing the compliance system for the STHDG Group under the direction of the Chairman of the Board as Committee Chairman. The Company has also established the Internal Control Office as a main body to promote enhanced compliance and has striven in other ways to achieve thorough compliance across the STHDG Group.

(2)
The Company has developed and maintained a system to prevent and promptly detect any misconduct or any violation of compliance by the Company or any other entity of the STHDG Group, and the Compliance Committee plays a major role in operating the system.

(3)	The Internal Control Office, a body formed under the direct supervision of the President, has conducted internal audit practices pursuant to the Internal Regulations on Audits.
6.	System for Ensuring Proper Operations in a Corporate Group Comprising a Stock Company, and its Parent Company and Subsidiaries
(1)
To ensure the fairness of businesses carried out by the STHGD Group, the Company has developed a Group Code of Conduct that applies to the entire Group and has set forth various rules and regulations for the assurance that the Code of Conduct is duly observed.

(2)
The Company sets standards related to internal control systems to be implemented by each group Company and carries out necessary and appropriate instruction so that the each group company implements appropriate internal management systems.

(3)
Transactions between the Company and group companies are carried out appropriately in terms of legal and other compliance, and the Company has implemented a system for reporting and handling improper demands by the parent company or other companies.

(4)	Every STHGD Group company is committed to developing and implementing their own internal control systems commensurate with the types of business they operate and the scale of their organizations.
(5)
To promote the periodic exchange of information among Corporate Auditors of the Company and STHGD Group companies, the Company has established a “Board of Group Auditors” and “Board of Full-Time Auditing Managers,” bodies engaged in active measures to strengthen mutual cooperation and interaction among Corporate Auditors.

(6)
The “Internal Audit Office,” an arm of the internal audits of the Company, implements and supervises the internal audits covering all businesses of the STHGD Group and warrants the effectiveness and relevance of all of the internal audits conducted.

(7)
In order to ensure the reliability of financial reporting, the Company has implemented an internal control system for financial reporting, regularly evaluates the implementation and operation status of the system, and strives to maintain and improve it.

7.	Employees Tasked to Assist Corporate Auditors at the Request of Corporate Auditors, and the Independence of Such Employees from the Board of Directors
(1)	Upon the request of the Corporate Auditors, the Company assigns its employees to serve as assistants to the Corporate Auditors.
(2)	Assistants to Corporate Auditors perform their duties at the direction of Corporate Auditors, and do not perform those duties concurrently with other duties.
(3)	Personnel transfers and evaluations of assistants to Corporate Auditors are carried out with the consent of Corporate Auditors.
8.
System for Directors and Employees to Report to the Board of Corporate Auditors or Corporate Auditors, Other Systems for Reporting to Corporate Auditors, and System for Ensuring that Audits by the Board of Corporate Auditors or Auditors are effective

(1)	Directors and employees report material matters regarding management to the Corporate Auditors, and make necessary reports as requested by Corporate Auditors as prescribed by the Corporate Auditors.
(2)
If requested by Corporate Auditors, Corporate Auditors may attend necessary meetings.  To ensure this, Corporate Auditors are sent notification of such meetings the Corporate Auditors have requested to attend.  Furthermore, it has been arranged that internal management approval documents are circulated to Corporate Auditors.

(3)	Anyone knowing of a breach of law or the Articles of Incorporation through the direct reporting desk or other means reports it to the Corporate Auditors.
(4)	The Representative Director regularly meets with the Corporate Auditors to exchange opinions, and the internal audit section reports the results of internal audits to the Representative Director.
(Notes)
1.
Though the Management Meeting described in “4  System to Ensure Efficiency in the Execution of Duties by Directors” was abolished upon the merger of the STHGD Group subsidiaries effective on June 1, 2012, the Board of Directors maintains the function of these systems and other systems to ensure the propriety of the operations of joint stock companies.

2.
Though the “Board of Full-Time Auditing Managers” described in “6  System for Ensuring Proper Operations in a Corporate Group Comprising a Stock Company, and its Parent Company and Subsidiaries” were abolished upon the merger of the STHGD Group subsidiaries effective on June 1, 2012, the function of these systems has been maintained by the Corporate Auditors appointed after the merger.

3.
Though “assistants to Corporate Auditors” described in “7  Employees Tasked to Assist Auditors at the Request of Auditors, and the Independence of Such Employees from the Board of Directors” were abolished upon the merger of the STHGD Group subsidiaries effective on June 1, 2012, the function of these assistants has been maintained by the Office of Corporate Auditors formed on the day of the merger.

VII．Basic policy for the control of the Company as a joint stock company
The Company places importance on the long-term shareholdings of shareholders and has striven to enhance its corporate value through improved financial results. Currently the Company has not developed any defensive measures against takeovers.

~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~~
(Note)	The amounts of money and numbers of shares listed in this Business Report have been rounded down to their respective whole units, and ratios are rounded off.

Consolidated Balance Sheet
(as of May 31, 2012)
(Millions of yen)
Item	Amount	Item	Amount
(Assets)		(Liabilities)
Total current assets	107,149	Total current liabilities	110,825
Cash and deposits	23,849	Notes payable and accounts payable	48,920
Notes receivable and accounts receivable	55,385	Short-term debt	25,541
Inventories	11,300	Bonds due within one year	104
Work-in-progress	12,953	Long-term debt payable within one year	16,418
Raw materials and supplies	3,149	Lease obligations	212
Deferred tax assets	126	Factoring payable	3,661
Other current assets	3,752	Income tax payable	1,350
Allowance for doubtful accounts	(3,368)	Deferred tax liabilities	123
Non-current assets	105,712	Allowance for loss on construction contracts	44
Tangible fixed assets	92,298	Other current liabilities	14,447
Buildings and structures	27,867	Non-current liabilities	47,827
Machinery, equipment and materials handling equipment	10,144	Bonds	696
Land	52,161	Long-term debt	28,870
Lease assets	422	Lease obligations	375
Construction in progress	78	Allowance for employees’ retirement benefits	6,019
Other tangible fixed assets	1,624	Provision for directors’ retirement benefits	23
Intangible assets	958	Allowance for repairs	2,754
Goodwill	19	Deferred tax liabilities	2,005
Lease assets	115	Deferred tax liabilities for land revaluation	5,680
Other intangible assets	823	Asset retirement obligations	410
Investments and other assets	12,455	Other non-current liabilities	991
Investment securities	9,331
Long-term loans	223	Total liabilities	158,652
Deferred tax assets	5	(Net assets)
Other investments and assets	5,653	Shareholders’ equity	52,663
Allowance for doubtful accounts	(2,756)	Common stock	15,000
		Additional paid-in capital	35,673
		Capital reserve	4,798
		Treasury stock	(2,809)
		Accumulated other comprehensive income	870
		Other valuation difference on available-for-sale securities Deferred gains or losses on hedges	(812) (2)
		Revaluation difference of land	1,654
		Currency adjustment account	30
		Minority interests	676
		Total net assets	54,209
Total assets	212,862	Total liabilities and net assets	212,862
(Note)	All amounts are rounded down to the nearest million yen.

Consolidated Statement of Income/Loss
(June 1, 2011 to May 31, 2012)
(Millions of yen)
Item	Amount
Net sales		272,554
Cost of sales		203,780
Gross profit		68,773
Selling, general and administrative expenses		58,375
Operating income		10,398
Non-operating income
Interest income	49
Dividend received	201
Gain on sale of scrap	298
Equity in net gain of affiliates	168
Amortization of negative goodwill incurred	68
Other non-operating income	901	1,688
Non-operating expenses
Interest expense	1,652
Sales rebate	594
Retirement benefit expense	380
Other non-operating expense	422	3,049
Ordinary income		9,037
Extraordinary gains
Gain on sales of non-current assets	57
Gain on sales of investment securities	22
Gains on negative goodwill recognized	37
Other extraordinary gains	1	118
Extraordinary losses
Loss on disposal of tangible fixed assets	23
Loss on retirement of tangible fixed assets	348
Investment securities valuation loss	1,407
Impairment losses	932
Other extraordinary loss	62	2,775
Net income before income taxes		6,380
Corporate income tax, inhabitants tax and enterprise taxes	1,424
Deferred income taxes	236	1,661
Net income before minority interests		4,718
Minority interests in net income		108
Net income		4,609
(Note)	All amounts are rounded down to the nearest million yen.

Consolidated Statements of Changes in Shareholders’ Equity
(June 1, 2011 to May 31, 2012)

(Millions of yen)
	Shareholders’ equity
	Common stock	Additional paid-in capital	Retained earnings	Treasury stock	Total shareholders’ equity
Balance as of June 1, 2011	15,000	35,568	197	(2,913)	47,852
Changes in balance during the year
Net profit			4,609		4,609
Purchase of treasury stock				(7)	(7)
Disposal of treasury stock		105		111	217
Increase through merger			80		80
Reversal of revaluation difference of land			(89)		(89)
Changes during the year in items other than shareholders’ equity (net)
Total changes in items during the year	－	105	4,600	104	4,810
Balance as of May 31, 2012	15,000	35,673	4,798	(2,809)	52,663

(Millions of yen)
	Accumulated other comprehensive income
	Other valuation difference on available-for-sale securities	Deferred gains or losses on hedges	Revaluation difference of land	Translation adjustments	Accumulated other comprehensive income	Minority interests	Total net assets
Balance as of June 1, 2011	(1,277)	－	745	8	(523)	881	48,210
Changes in balance during the year
Net profit							4,609
Purchase of treasury stock							(7)
Disposal of treasury stock							217
Increase through merger							80
Reversal of revaluation difference of land							(89)
Changes during the year in items other than shareholders’ equity (net)	465	(2)	909	22	1,394	(205)	1,189
Total changes in items during the year	465	(2)	909	22	1,394	(205)	5,999
Balance as of May 31, 2012	(812)	(2)	1,654	30	870	676	54,209
(Note)	All amounts are rounded down to the nearest million yen.

[NOTES TO CONSOLIDATED FINANCIAL STATEMENTS]

BASIS FOR PRESENTATION OF CONSOLIDATED FINANCIAL STATEMENTS AND PRINCIPLES OF CONSOLIDATION
1. Scope of consolidation
(1) Number of consolidated subsidiaries:  43
Names of major consolidated subsidiaries are as follows:
-	Sankyo Tateyama Aluminum, Inc.
-	Sankyo Material, Inc.
-	Tateyama Advance Co., Ltd.
-	Sansei Industry Co., Ltd.
-	ST Logistics Service Co., Ltd.
-	Kyoritsu Alumi Co., Ltd.
-	ST Metals K.K.
-	Sankyo Kasei Co., Ltd.
-	Sancreate Co., Ltd.
Because of increased materiality, Sunlead Co., Ltd., a non-consolidated subsidiary accounted for by the equity method, became a consolidated subsidiary from the current period.
Kyushu Sankyo Techno K.K transferred its operating rights to Santech Kyushu Inc., effective July 1, 2011, and the liquidation procedure was completed on December 26, 2011. Therefore, Kyushu Sankyo Techno K.K has been excluded from the scope of consolidation.
Tateyama Metax K.K., a consolidated subsidiary, acquired Shotoku Techno K.K. and Sunlead Co., Ltd., consolidated subsidiaries, and Sansei Kenzai K.K., a non-consolidated subsidiary accounted for by the equity method, through merger effective September 1, 2011, and was renamed to ST Metals K.K.
Iwaki Sumikyo Sash Center K.K., a non consolidated subsidiary, transfered its business to Sankyo Tech Tohoku, K.K., a consolidated subsidiary, effective October 1, 2011.
Sanyu K.K., a consolidated subsidiary, absorbed Aruken Kogyo K.K., a consolidated subsidiary, and Amagasaki Kosan K.K., a non-consolidated subsidiary, effective May 21, 2012.
(2) Number of non-consolidated subsidiaries: 9
Name of a major non-consolidated subsidiary is as follows:
-	Takahashi Kensetsu Naiso Kogyo, K.K
(Reason for the exclusion from the scope of consolidation)
The nine unconsolidated subsidiaries are small, and none of their total assets, net sales, net income and losses (amount corresponding to equity holdings), and retained earnings (amount corresponding to equity holdings) have a significant impact on consolidated financial statements. Therefore, they are excluded from the scope of consolidation.

2. Matters concerning the application of the equity method
(1) Number of non-consolidated subsidiaries to which the equity method is applied: none
Because of increased materiality, Sunlead Co., Ltd., a non-consolidated subsidiary accounted for by the equity method, was excluded from the scope of application of equity method from the current period.
(2) Number of affiliates to which the equity method is applied: 8
Names of major affiliates are as follows:
-	Vinyframe Industries Co., Ltd.
-	Kyowa Kami Kogyo K.K.
(3) Names of major non-consolidated subsidiaries and affiliates to which the equity method is not applied:
Name of a major non-consolidated subsidiary is Takahashi Kensetsu Naiso Kogyo, K.K.
Name of a major affiliate is Niikawa Sankyo K.K.
(Reason for not applying equity method)
The non-consolidated subsidiaries and affiliates to which the equity method is not applied are not material as none of the total assets, net sales, net income and losses (amount corresponding to equity holdings), and retained earnings (amount corresponding to equity holdings) have a significant impact on consolidated financial statements. Therefore, they are excluded from the scope of application of equity method.
(4) Special notes regarding the procedures for applying the equity method:
Affiliate’s year end is used for consolidation purposes for any affiliates with fiscal year ends that are different from that of the Company’s fiscal year end.

3. Matters concerning business year of consolidated subsidiaries
　The fiscal year end of Sankyo Tateyama Aluminum, Inc. and 11 other consolidated subsidiaries are the same as that of the Company.
　The fiscal year ends of Sankyo Tech Kanto Co., Ltd., Sankyo Tech Kansai Co., Ltd. and 27 other consolidated subsidiaries are March 31, and the fiscal year end of S.K.C Inc. is April 30. Since the difference between the fiscal year end of above mentioned subsidiary to that of the Company’s fiscal year end is less than three months, the subsidiary’s respective financial statements are consolidated to the Company using the subsidiary’s fiscal year end.
Shanghai Tateyama Commercial Facilities Co., Ltd., which has a December 31 fiscal year end, has been consolidated into the Company by performing provisional closing procedures as of March 31.
Significant transactions occurring between the fiscal year end of the aforementioned subsidiary and the Company’s fiscal year end are adjusted for consolidation purposes.

4. Matters concerning accounting policy
(1)	Valuation standards and methods for significant assets
① Securities
a)With fair value
Stated at fair value as of the fiscal year-end date.
(All unrealized gains and losses are treated as a component of net assets, with the cost of securities sold calculated using the moving average method)

b)Without fair value	Stated at cost, using the moving average method.
② Inventories	Inventories are primarily stated at moving average cost (inventories are written down based on decrease in expected profitability of inventories).
(2)	Method of depreciation of significant depreciable assets
① Tangible fixed assets (excluding lease assets)
The declining balance method is used (the straight-line method is used for buildings (excluding accompanying facilities) acquired after April 1, 1998).
The straight-line method is used for oversea subsidiaries.
Primary useful lives are as follows:

Buildings and structures 5 - 50 years Machinery, equipment and materials handling equipment 5 - 12 years
② Intangible assets (excluding lease assets)	The straight-line method is used. For software (for internal use), the straight-line method is based on the length of time it can be used by the Company (5 years).
③ Lease assets	Lease transactions for which there is a title transfer Same depreciation method as that of tangible fixed assets owned by the Company is used.

Lease transactions for which there is no title transfer
The straight-line method with no salvage value is used where a lease term is equivalent to the useful life.
For lease transactions commencing on or before May 31, 2008, operating lease accounting is applied.

(3)	Accounting standards for significant reserves
① Allowance for doubtful accounts
To provide for losses from doubtful receivables, a reserve is calculated based on both the default rate for general  receivables and by individually considering the recoverability of specific individual receivables.

② Allowance for loss on construction contracts
To provide for future losses on construction contracts, the amount of expected loss is recorded in relation to construction in progress that is expected to result in a loss as at the end of the fiscal year and such loss amount can be reasonably estimated.

③ Allowance for repairs
To provide for the expense of product modifications that is expected to arise in the future in connection with future changes in fire-prevention equipment (fire-prevention trapdoor) specifications delivered in the past which may become obsolete with the change in specifications approved by the relevant regulations.

④ Reserve for retirement benefits
To provide for the payment of employee retirement benefits, the amount considered to have arisen at the end of the current consolidated financial period is charged to the period on the basis of the estimated value of projected retirement benefit obligations and pension assets at the end of the current consolidated financial period.
Differences due to changes in the accounting standards are generally amortized evenly over a 15 year period with exception to certain subsidiaries whereby such differences are written off on a one time basis as such amounts are immaterial.
Prior service costs are amortized on a straight-line basis over the employee’s expected service period (8 to 12 years).

Actuarial differences are charged to expenses from the following fiscal year using the straight-line method over the employee’s expected service period (8 to 14 years).
⑤ Reserve for directors’ retirement benefits
To prepare for the payment of retirement benefits for directors for certain consolidated subsidiaries, allowance for retirement benefits for directors are fully provided for in accordance with the Company’s policy.

(4)	Accounting standards for significant income and expense
 (Accounting standards for completion of constructions and cost of constructions)
　For construction contracts, of which progress of construction may be  objectively measured are accounted for using the percentage-of-completion method (using the cost-to-cost method).  The completed contract method is used for the remaining construction contracts.
(5)	Significant hedge accounting methods
① Method of hedge accounting
　Commodity-linked swap, interest rate swap and commodity swap transactions are subject to hedge accounting. With respect to interest rate swaps, special accounting treatment is applied when meeting certain required criteria. Commodity-linked swap and commodity swap transactions are accounted for using deferred hedge accounting.
② Hedging instruments and hedged items
 (Currency)
Hedging instrument―Commodity-linked swap agreements
Hedged item―Forecasted transactions denominated in foreign currencies
  (Interest rate)
Hedging mechanisms―Interest rate swaps
Hedged items―Interest rate on borrowings
 (Commodity)
Hedging instrument―Commodity swap agreements
Hedged item―buying and selling of aluminum metal
③ Hedging policy
The Company and consolidated subsidiaries use hedging instruments to reduce risks arising from future fluctuations of foreign exchange rates, interest rates and aluminum metal prices.

④  Method of evaluating the effectiveness of hedges
　Effectiveness  testing is required for interest rate swaps meeting certain criteria as designated by the relevant accounting standards related to financial instruments. For other swap transactions, effectiveness testing is based on fluctuations in hedged items and hedging instruments or anticipated cash flows.
(6)	Amortization method and period of amortization for goodwill and negative goodwill
　Goodwill and negative goodwill that was incurred prior to May 31, 2010 is amortized over a five-year period on a straight-line basis except for certain immaterial goodwill and negative goodwill which are written off on a one-time basis.
(7)	Other important matters in preparing the consolidated financial statements
 ① Method for amortization for deferred assets
 Bond issuance costs are expensed as incurred.
 ② Accounting for consumption taxes
 Consumption taxes and local consumption taxes are excluded from the transaction amounts.

ACCOUNTING STANDARDS ISSUED BUT NOT CURRENTLY EFFECTIVE

“Accounting Standard for Retirement Benefits” (Accounting Standards Board of Japan (“ASBJ”) Statement No.26, May 17, 2012) and “Guidance on Accounting Standard for Retirement Benefits” (ASBJ Guidance No.25, May 17, 2012)
(1)	Overview
With the new accounting standards, companies are require to recognize actuarial gains and losses and prior service costs in net assets, net of tax effects, on the consolidated balance sheet and funded status is either recognized as a liability or asset on the balance sheet. With respect to the amortization method of the expected benefits, the benefit formula basis may be used in addition to the straight-line basis. In addition, the method for determining the discount rate has been amended.
(2)	Date of adoption
The Company will adopt the accounting standards effective for the year ending May 31, 2014. The Company will adopt the new amortization method of the expected benefits effective April 1, 2015. Since there are transitional provisions available, the new standard will not be retrospectively applied to the prior period financial statements.
(3)	Impact of the adoption of the accounting standards
The adoption of the new standard is expected to have a significant impact on the consolidated financial statements of the Company with an impact to the net assets with the immediate recognition of the actuarial gains and losses. Currently, it is difficult to estimate the financial impact.

CHANGES IN PRESENTATION

1. “Dividends income of insurance” that was presented separately as a non-operating item in the prior year (amounts to ¥151 million in the current fiscal year) is presented as part of “Other” in the non-operating income item from the current fiscal year.

2. “License income received” that was presented separately as a non-operating item in the prior year (amounts to ¥132 million in the current fiscal year) is presented as part of “Other” the  non-operating income item from the current fiscal year.

ADDITIONAL INFORMATION

Accounting changes and error corrections that took effect from the current fiscal year are accounted for in accordance with the provisions of “Accounting Standard for Accounting Changes and Error Corrections” (ASBJ Statement No. 24 of December 4, 2009) and “Guidance on Accounting Standard for Accounting Changes and Error Corrections” (ASBJ Guidance No. 24 of December 4, 2009)”.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Accumulated depreciation of tangible fixed assets	¥219,663 million
2.	Provision for loss on construction contracts (¥38 million) is provided for the estimated losses for the current fiscal year.
3.
Sankyo Tateyama Aluminum, Inc. and Kyoritsu Alumi Co., Ltd., consolidated subsidiaries,  and Toyama Light Metal Industry Co., Ltd. that was merged with Sankyo Tateyama Aluminum, Inc. on December 1, 2001, and Sankyo Material, Inc that was spun off from Sankyo Tateyama Aluminum, Inc. account for the land revaluations in accordance with the “Law Concerning Revaluation of Land” (Law No. 34, March 31, 1998). The revaluation differences are presented in net assets as “Revaluation difference of land.”

Revaluation method
　Revaluations are based generally on the methodology stipulated in Article 2, Paragraph 5 of the “Enforcement Ordinance of the Law concerning Revaluation of Land” (“Ordinance”) (No.119, March 31, 1998) and partially based on the methodology regarding rational adjustments to the road rating stipulated in Paragraph 2, Article 4 of  the Ordinance.
Dates of revaluation	May 31, 2001 November 30, 2001
Difference between the total amount of the revalued land at fair value at the end of the current fiscal year and total carrying amount after revaluation	¥5,840 million

4.	Assets pledged
Assets pledged as collateral and collateralized obligations
Assets pledged as collateral		Obligations secured by pledged assets
Type	Carrying value at the end of the period (Millions of yen)	Description	Balance at the end of the period (Millions of yen)
Buildings and structures	17,190	Short-term loans payable	263
Machinery, equipment and materials handling equipment	6,654	Current portion of long-term loans payable	13,284
Land	30,154	Long-term loans payable	21,130
Other (tools, furniture and fixtures)	3
Investment securities	1,067
Total	55,070	Total	34,678

 Pledged as factory foundation collateral

Assets pledged as collateral		Obligations secured by pledged assets
Type	Carrying value at the end of the period (Millions of yen)	Description	Balance at the end of the period (Millions of yen)
Buildings and structures	16,841	Short-term loans payable	55
Machinery, equipment and materials handling equipment	6,654	Current portion of long-term loans payable	12,889
Land	28,671	Long-term loans payable	20,764
Other (tools, furniture and fixtures)	3
Total	52,171	Total	33,708

5.	Deferred tax reserve
　The amount of deferred tax reserve for tangible fixed assets which results from government and subsidies that is deducted from the amount on the consolidated balance sheets is follows:
Machinery, equipment and materials handling equipment		¥94 million
6.	Notes receivable discounted	¥39 million
7.	Notes receivable endorsed	¥566 million
8.	Obligations under guarantees
The Company guarantees the following bank borrowings of employees and certain affiliate excluding consolidated subsidiaries:
	Imizu Cable Network Co., Ltd.	¥27 million
	Employees	¥8 million
	Total	¥35 million

　In the case of joint guarantors, the full amount of joint guarantee is stated.
　As for Imizu Cable Network Co., Ltd., the Company has assumed 34% of the guarantee obligation based on the agreement with the other guarantor.

NOTES TO CONSOLIDATED STATEMENT OF INCOME/LOSS

1.	Amount of write down of the book value due to the decrease in expected profitability of inventories that are held for the purpose of ordinary sale
	Cost of sales	(¥105 million	)
2.	Provision for allowance for loss on construction contracts that is included in the cost of sales	¥23 million

NOTES TO CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

1. Type and number of shares issued and treasury shares as at the end of consolidated financial period
	Number of shares as at the beginning of the fiscal year (shares)	Number of shares increased in the fiscal year (shares)	Number of shares decreased in the fiscal year (shares)	Number of shares as at the end of the fiscal year (shares)	Remarks
Shares issued
Common stock	324,596,314	―	―	324,596,314
Total	324,596,314	―	―	324,596,314
Treasury shares
Common stock	11,521,164	63,377	1,480,369	10,104,172	Notes 1 & 2
Total	11,521,164	63,377	1,480,369	10,104,172
Notes:
1.
Increase in number of treasury common shares of 63,377 shares was attributable to 58,561 shares due to purchase of fractional shares and 4,816 shares of  treasury stock (the Company’s common stock) resulting from merger of affiliates accounted for by the equity method.

2.
Decrease in number of treasury common shares by 1,480,369 shares was attributable to 1,474,273 sharers of treasury stock (the Company’s common stock) resulting from sale by consolidated subsidiaries and 6,096 shares due to sale of fractional shares

2.  Matters concerning dividends
Dividends for which the record date falls within the current fiscal year and the effective date falls in the next fiscal year.
Date of resolution	Type of shares	Dividend resource	Total amounts of dividends (Millions of yen)	Dividend per share (yen)	Record date	Effective date
Ordinary general meeting of shareholders held on August 30, 2012	Common stock	Retained earnings	631	2.00	May 31, 2012	August 31, 2012

NOTES TO FINANCIAL INSTRUMENTS

1. Matters concerning the status of financial instruments
　(1) Policies concerning the use of financial instruments
　It is the policy of the Company to secure necessary funding (mainly by loans from the parent company) according to its investment and procurement plan.  Temporary surpluses are invested mainly in highly secured financial assets.  Derivative transactions are used only to avoid risk, and it is the Company’s policy not to engage in speculative transactions.
　(2) Description of financial instruments and related risks
　The notes receivable and accounts receivable which compose the Company’s operating receivables resulted from transactions on credit with customers and are subject to customer credit risk until the settlement day. Investment securities consist mainly of shares in companies with which the Company has a business relationship or capital tie-up and each of these is subject to the risk of market price fluctuations.
　The notes payable and accounts payable which compose the Company’s trade liability, and factoring payable will come due within one year.  The short-term debt and long-term debt are used mainly to obtain the funding needed for working capital and capital investment.  Some of these instruments carry a variable interest rate and are therefore subject to the risk of interest rate fluctuations.  However, this risk is partly hedged by using derivatives (interest rate swaps).
　Derivative transactions are used to avoid interest rate fluctuation risk.  For information about hedge accounting, including hedging mechanisms, hedged items, hedging policies, and methods for evaluating the effectiveness of hedges, refer to Basis For Presentation of Consolidated Financial Statements and Principles of Consolidation, section 4  Matters related to the accounting standards (5) Significant hedge accounting.
 (3) Risk management framework for financial instruments
 (i) Management of credit risks (risks that arise from the non-performance of contractual obligations by the contracting parties)
　The Company has managed the credit risks in relation to the operating receivables in accordance with respective internal claim management regulations or credit management regulations by due date and by balance for each counterparty.   The financial condition of the counterparty is monitored on a regular basis in order to detect early and reduce concerns about the recovery of such receivables due to worsening financial or other conditions.
 (ii) Management of market risk (risks from fluctuations in interest rates and foreign exchange rates)
　The Company utilizes commodity-linked swap agreements to avoid foreign exchange rate fluctuation risk, interest-rate swap agreements to mitigate interest rate fluctuation risk on payments of partial borrowings, and commodity swap agreements to reduce aluminum metal price fluctuation risk.  With respect to investment securities, the Company regularly monitors the market price and the financial condition of each issuer (customer) in respect to its securities and continuously reconsiders investment in each company, taking into account its relationship with the counterparty. The use of derivative financial instruments is managed based on specific internal rules and regulations defining the authority and restrictions of its transactions.
(iii) Management of liquidity risks associated with financing (risk of not being able to fulfill payment obligations on time)
　The Company manages the liquidity risks by revising a funding plan prepared by its treasury department based on reports from each of the departments of the Company and its subsidiaries or by other means.
 (4) Supplemental information concerning the fair value of financial instruments
　Fair values of financial instruments include not only values based on market prices, but also reasonably calculated values where there is no market price. Since variables are used in the calculation of these values, these values will vary if different assumptions are used.

2. Matters concerning fair value of financial instruments
The amounts presented in the balance sheet as of May 31, the fair values, and the differences between these amounts are presented below.  Items for which it is extremely difficult to identify a fair value are not included in the following table.  Please see (Note 2) below.
	Consolidated Balance Sheet Amount (Millions of yen)	Fair Value (Millions of yen)	Difference (Millions of yen)
(1) Cash and deposits	23,849	23,849	―
(2) Notes receivable and accounts receivable	55,385	55,385	―
(3) Investment securities
Other securities	5,066	5,066	―
Total Assets	84,300	84,300	―
(1) Notes payable and accounts payable	48,920	48,920	―
(2) Accounts payable for factoring	3,661	3,661	―
(3) Short-term debt	25,541	25,541	―
(4) Bonds (*1)	800	791	(8)
(5) Long-term debt (*1)	45,289	46,226	936
(6) Lease obligations (*1)	588	628	39
Total Liabilities	124,802	125,770	968
Derivative Transactions (*2)	1	1	―
(*1)	Bonds, long-term debt and lease obligations include current portion of bonds, long-term debt or obligations.
(*2)	Derivative transactions are presented net of receivables and liabilities.

(Note 1) Methods for calculating the fair value of financial instruments and matters concerning securities and derivative transactions
Assets
(1) Cash and deposits and (2) Notes receivable and accounts receivable
These have short durations and are therefore stated at book value because book value approximates fair value.
(3) Investment securities
Listed equity securities are stated at quoted market prices.
　　Liabilities
　　(1) Notes payable and accounts payable, (2) factoring payable and (3) Short-term debt
　These have short durations and are therefore stated at book value because book value approximates fair value.
　　(4) Bonds, (5) long-term debt and (6) lease obligations
　The value is calculated by discounting the total principal and interest at the imputed interest rate for similar new borrowings. Certain long-term debt that is subject to the special treatment for interest rate swaps, the principal and interest is treated as a unit with the relevant interest rate swaps and the total amount is discounted using the imputed interest rate for similar new borrowing.  Furthermore, the long-term debt with a variable interest rate is stated at book value because book value is thought to approximate fair value since variable interest rate reflects market interest rates in the short term.
Derivative Transactions
Fair values of commodity-linked swap agreements, interest-rate swap agreements and commodity swap agreements are prices quoted by the counterpart financial institutions.
　As interest rate swaps subject to the exceptional treatment of interest rate swap are accounted for as a single item with underlying long-term loans payable, which are hedged items, their market values are included in those of long-term loans payable (See the above “Liability (5)  Long-term debt”).

(Note 2) Financial instruments for which it is extremely difficult to identify a fair value are not included in the following table

(Millions of yen)
Classification	Amount on the Consolidated Balance Sheet
Unlisted equity securities	2,155
This item is not included in “(3) Investment securities” above because there are no market prices for this item, and therefore it is extremely difficult to identify a fair value.

NOTES TO LEASE PROPERTIES

Notes are omitted as the total amount of lease properties is not material to the overall financial statements.

NOTES TO DEFERRED TAX ACCOUNTING

1.	Breakdown of deferred tax assets and liabilities by major components
(Millions of yen)
(Deferred tax assets)
Tax losses carried forward	7,382
Reserve for retirement benefits, reserve for directors’ retirement benefits, and directors’ retirement benefits (Long-term accounts payable-other)	2,219
Allowance for doubtful accounts and bad debt charge-offs	1,827
Accounts payable and accrued expenses	1,653
Loss on valuation of investment securities	1,588
Tangible fixed assets and impairment loss	1,331
Provision of reserve for repairs	974
Loss on valuation of inventories	806
Cost of corrective measures for product defects	609
Unrealized income	385
Other	1,769
Subtotal deferred tax assets	20,548
Valuation reserve	(20,378)
Offset against deferred tax liabilities	(38)
Net deferred tax assets	131

(Deferred tax liabilities)
Valuation difference on assets and liabilities of consolidated subsidiaries	1,591
Net unrealized gain on other securities	119
Other	456
Subtotal Deferred tax liabilities	2,167
Offset against deferred tax assets	(38)
Net deferred tax liabilities	2,128

Deferred tax liabilities on revaluation on land	5,680

2. Adjustment to deferred tax assets and liabilities for changes in Japanese corporate tax rates as a provision for income taxes
The “Act for Partial Revision of the Income Tax Act for the Purpose of Creating Taxation System Responding to Changes in Economic and Social Structures” (Act No. 114 of 2011) and “Act on Special Measures for Securing Financial Resources Necessary to Implement Measures for Reconstruction Following the Great East Japan Earthquake” (Act No. 117 of 2011) were promulgated on December 2, 2011. As a result, the income tax rate will be reduced and the special reconstruction corporation tax will be imposed for the fiscal years beginning on or after April 1, 2012. In line with these changes, the effective statutory tax rate used to measure deferred tax assets and liabilities and revaluation of deferred tax liabilities will change from 40.44% to 37.76% for temporary differences expected to be eliminated in the consolidated financial periods beginning on June 1, 2012, 2013 and 2014, and to 35.38% for temporary differences expected to be eliminated in the fiscal years beginning on or after June 1, 2015. As a result of this change, net deferred tax liabilities (the amount net of deferred tax assets) decreased by ¥235 million, and income taxes-deferred decreased by ¥218 million. In addition, deferred tax liabilities on revaluation on land decreased by ¥819 million, while revaluation reserve for land increased by the same amount.

NOTES RELATED TO TANGIBLE FIXED ASSETS ACQUIRED THROUGH LEASE CONTRACTS

1.	Finance lease transactions without ownership transfer to lessees commencing prior to May 31, 2008
 (Transactions as lessee)
 (1) Amounts corresponding to the acquisition cost, accumulated depreciation, and balance of leased assets at the end of the fiscal year

	Buildings and structures (Millions of yen)	Machinery, equipment and vehicles (Millions of yen)	Other (tools, furniture and fixtures) (Millions of yen)	Intangible assets (Software) (Millions of yen)	Total (Millions of yen)
Acquisition cost	7	352	107	52	520
Accumulated depreciation	7	322	95	49	475
Balance at end of period	0	30	12	2	45
Amounts corresponding to the acquisition cost include interest expense since the lease payments outstanding at the consolidated financial period-end account for only a small percentage of tangible fixed assets as of the balance sheet date.

(2) Amounts corresponding to future lease payments outstanding as at the end of the current consolidated financial period
(Millions of yen)
Due within one year	44
Due over one year	1
Total	45
Amounts corresponding to future lease payments outstanding as at the end of the current consolidated financial period include interest expense since the lease payments outstanding at the fiscal year end account for only a small percentage of tangible fixed assets as of the balance sheet date.

(3) Lease expense and amount equivalent to depreciation expenses
(Millions of yen)
Lease expense	194
Depreciation expense	194

(4) Calculation method for amount equivalent to depreciation expense of leased assets
Straight-line method with lease term as service life and residual value of zero is used.

2. Finance lease transactions
(1) Financial lease transactions with ownership transfer to lessees
(Transactions as lessee)
 (i) Details of leased assets
Tangible fixed assets:
　Production equipment in commercial facilities business (machinery, equipment and material handling equipment)
 (ii) Depreciation of leased assets
　Assets held under finance leases are depreciated on the same basis as assets owned by the Company.

 (2)  Finance lease transactions without ownership transfer to lessees
 (i) Details of leased assets
Tangible fixed assets:
　Primarily host computers (Other (tools, furniture and fixtures))
Intangible assets:
　Primarily software used for management of construction material operations
 (ii) Depreciation of leased assets
　Straight-line method with lease term as service life and residual value of zero is used.

3. Operating lease transactions
(Transactions as a lessee)
Amounts corresponding to future lease payments outstanding as at the end of the current consolidated financial period
(Millions of yen)
Due within one year	0
Due over one year	―
Total	0

NOTES TO PER-SHARE DATA

1.	Net assets per share	170.22
2.	Net income per share	14.72

(Note)  The calculation basis of the net income per share is as follows:

Amount of net income recorded on the Consolidated Statement of Income/Loss (millions of yen)	4,609
Amount attributable to common stock holders (millions of yen)	－
Amount of net income relating to common stock (millions of yen)	4,609
Average number of common stock during this fiscal year (thousands of shares)	313,255

SUBSEQUENT EVENTS

(Mergers among Sankyo Tateyama Aluminum, Inc., Sankyo Material, Inc. and Tateyama Advance Co., Ltd.)
Sankyo Tateyama Aluminum, Inc. that is a subsidiary of the Company merged with Sankyo Material, Inc. and Tateyama Advance Co., Ltd. as of June 1, 2012 under the merger agreement dated March 27, 2012, and changed its trade name to Sankyo Tateyama, Inc.

1. Overview of transactions
(1) Name and description of the business of the acquiring/acquired entities
(i) Acquiring entity
Name	Description of the business
Sankyo Tateyama Aluminum, Inc.

Development, manufacturing and sale of building materials for commercial and residential buildings and exterior building materials; manufacturing and sale of aluminum and other metal rolling processed products

(ii) Acquired entity
Name	Description of the business
Sankyo Material, Inc.	Casting, extrusion, processing and sale of aluminum and magnesium
Tateyama Advance Co., Ltd.	Sale of commercial and general-purpose display fixtures, manufacture and sale of standard signs and other signage, shop equipment maintenance

(2) Merger date
June 1, 2012
(3) Legal form of the merger
An absorption-type merger, with Sankyo Tateyama Aluminum, Inc. to act as the surviving company and Sankyo Material, Inc. and Tateyama Advance Co., Ltd. to be dissolved
(4) Corporate name after the merger
Sankyo Tateyama, Inc.
(5) Other matters concerning overview of transactions
In December 2003, the Group established “Sankyo-Tateyama Holdings, Inc.” that is a holding company and the Company’s parent company in order to implement the integration of Sankyo Aluminum Industry Co., Ltd. and Tateyama Aluminum Industry Co., Ltd.  As a result of subsequent reorganization activities undertaken by the Group, Sankyo-Tateyama Holdings, Inc. now has a corporate structure consisting of three companies, “building materials business (the Company),” “materials business (Sankyo Material, Inc.),” and “commercial facilities business (Tateyama Advance Co., Ltd.),” where each group company has been separately managing their businesses, respectively.  Through these reorganization activities, the Group has worked to improve the technical capabilities of each company and has been able to accomplish a certain degree of achievement, including establishing its brand.

In order to achieve a long-term objective of Sankyo-Tateyama Holdings, Inc. called “Long-term VISION-2020,” Sankyo-Tateyama Holdings, Inc. and its three group companies will merge to bring together the Group’s collective strengths while making the most of each group company’s abilities to successfully perform their respective businesses, and the Group will take prompt action by creating a structure where it can invest its current resources more flexibly into international business expansion and growing business fields such as those driven by environmental technologies, as well as further streamline and enhance management of the Group.  The Group determined to implement the reorganization to align with the beginning of its “Mid-term Management Plan for FY 2012/6” that set forth concrete measures for realizing a long-term vision.

2. Overview of implemented accounting process
The absorption-type merger under review falls under the transactions under common control defined in “Accounting Standard for Business Combinations” (ASBJ Statement No. 21 of December 26, 2008) and “Guidance on Accounting Standard for Business Combinations and Accounting Standard for Business Divestitures” (ASBJ Guidance No. 10 of December 26, 2008).

(Mergers among Sankyo Tech Toyama, K.K., Sankyo Tech Hokkaido, K.K. and other 14 companies)
Sankyo Tech Toyama, K.K. that is a consolidated subsidiary of the Company merged with Sankyo Tech Hokkaido, K.K. and other 13 companies and Takahashi Kensetsu Naiso Kogyo, Co., Ltd. that is a non-consolidated subsidiary of the Company as of July 1, 2012 under the merger agreement dated April 9, 2012, and changed its trade name to Sankyo Tech, Inc.

1.  Overview of transactions
(1) Name and description of the business of the acquiring/acquired entities
(i) Acquiring entity
Name	Description of the business
Sankyo Tech Toyama, K.K.	Processing and sale of aluminum building materials

(ii) Acquired entity
Name	Description of the business
Sankyo Tech Hokkaido, K.K.	Processing and sale of aluminum building materials
Sankyo Tech Kitatohoku, K.K.	Processing and sale of aluminum building materials
Sankyo Tech Tohoku, K.K.	Processing and sale of aluminum building materials
Sankyo Tech Kitakanto, K.K.	Processing and sale of aluminum building materials
Sankyo Tech Kanto, K.K.	Processing and sale of aluminum building materials
Sankyo Tech Kanagawa, K.K.	Processing and sale of aluminum building materials
Sankyo Tech Niigata, K.K	Processing and sale of aluminum building materials
Sankyo Tech Hokuriku, K.K.	Processing and sale of aluminum building materials
Sankyo Tech Nagano, K.K.	Processing and sale of aluminum building materials
Sankyo Tech Tokai, K.K.	Processing and sale of aluminum building materials
Sankyo Tech Kansai, K.K.	Processing and sale of aluminum building materials
Sankyo Tech Chugoku, K.K.	Processing and sale of aluminum building materials
Sankyo Tech Shikoku, K.K.	Processing and sale of aluminum building materials
Sankyo Tech Nishinihon, K.K.	Processing and sale of aluminum building materials
Takahashi Kensetsu Naiso Kogyo, Co., Ltd.	Processing and sale of aluminum building materials; sale of interior and exterior building materials

(2) Merger date
July 1, 2012
(3) Legal form of the merger
An absorption-type merger, with Sankyo Tech Toyama, K.K. to act as the surviving company and Sankyo Tech Hokkaido, K.K. and other 14 companies to be dissolved
(4) Corporate name after the business combination
Sankyo Tech, Inc.
(5) Other matters concerning overview of transactions
The objective of the merger is to strengthen its operating base by integrating sales subsidiaries across the country that deal with residential building materials, while promoting more effective use of resources and streamlining of management with the aim of expanding the business.

2.  Overview of implemented accounting process
The absorption-type merger under review falls under the transactions under common control defined in “Accounting Standard for Business Combinations” (ASBJ Statement No. 21 of December 26, 2008) and “Guidance on Accounting Standard for Business Combinations and Accounting Standard for Business Divestitures” (ASBJ Guidance No. 10 of December 26, 2008).

OTHER NOTES TO FINANCIAL STATEMENTS

1. Accounting for retirement benefits
 (1) Description of retirement benefit:
　Major consolidated subsidiaries hold defined benefit plans. In addition, these subsidiaries have the possibility to pay additional retirement benefits that is outside the actuarially calculated retirement benefit obligations upon employee retirement.
　Certain consolidated subsidiaries are associated with multi-employer welfare pension plans. As the amount of pension assets of the plan is not directly linked with the contributions made by these subsidiaries, contributions paid is accounted for as retirement benefit expenses by the Company in accordance with “Account Standard for Retirement Allowance” (Business Accounting Deliberation Council, June 16 1998) Note 12 (Multi-Employer Pension Funds).
　In addition, with respect to the multi-employer pension plans, the status of Aluminum Products Industry Welfare Pension Fund is as follows:

Matters concerning multi-employer pension plans where the required contribution is treated as retirement benefit expenses

 (i) The status of contribution of the welfare pension fund (As of March 31, 2011 and in millions of yen)
Pension assets	12,614
Retirement obligation of the pension	14,638
Difference	(2,023)

 (ii) Contribution share of the Group
Current fiscal year: 20.2％ (from April 1, 2010 to March 31, 2011)

 (iii) Supplementary explanation
The major attributable factors of the difference of (i) above are prior service cost balance (¥1,170 million in the current fiscal year) and actuarial losses carried forward (¥853 million in the current fiscal year).
The amortization method for prior service cost adopted in this plan is the principal and interest equal amortization method over 15 years. Accordingly, the Company charged special premium to the consolidated financial statements (¥40 million in the current fiscal year). In addition, actuarial losses carried forward (¥853 million in the current fiscal year) will be offset by a certain measure, including a raise in special premium rate, if necessary.
The amount of the special premium is calculated by multiplying a previously stipulated premium rate with the standard wage at the time the premiums were paid in. Accordingly, the contribution share of (ii) above does not coincide with the actual share contributed.

(2) Retirement benefit obligation (Millions of yen)
(i)	Projected benefit obligation	(55,578)
(ii)	Plan assets at fair value	40,974
(iii)	Funded status ( (i) + (ii) )	(14,603)
(iv)	Difference arising from change in accounting standards	1,232
(v)	Unrecognized net (gain) or loss	7,996
(vi)	Unrecognized prior service cost	(541)
(vii)	Net amount stated on consolidated balance sheet	(5,916)
(viii)	Prepaid pension expenses	103
(ix)	Reserve for retirement benefits ( (vii) - (viii) )	(6,019)
	Some consolidated subsidiaries use the simplified method in calculating the retirement benefit obligation.

(3) Retirement benefit expenses
(i)	Service cost	2,204
(ii)	Interest cost	1,093
(iii)	Expected return on plan assets	(829)
(iv)	Premium contributions by employees	(2)
(v)	Amortization of actuarial gain or loss	992
(vi)	Amortization of net retirement benefit obligation at transition	380
(vii)	Amortization of prior service cost	(212)
(viii)	Extraordinary additional retirement benefit payments	5
(ix)	Retirement benefit expenses	3,632
Note:   Retirement benefit expenses of consolidated subsidiaries using the simplified method are recorded in (i) Service cost.

(4) Basis for calculation of retirement benefit obligation
(i)	Discount rates	2.0%
(ii)	Expected rate of return	2.0%
(iii)	Periodic allocation method for projected benefits	Straight-line standard
(iv)	Years over which prior service cost is amortized	8 to 12 years
(v)	Years over which actuarial gain or loss is amortized	8 to 14 years
(vi)	Years over which net retirement benefit obligation at transition is amortized	15 years
	However, for some subsidiaries, one-time amortization is charged due to small amount of net retirement benefit obligation at transition.

2. Matters concerning impairment loss
The Group recognized impairment loss on the following assets for the current consolidated fiscal period.

Location	Type	Use	Value (Millions of yen)
Takaoka City, Toyama Prefecture	Land Buildings and structures Other	Idle asset	166 505 2
Moriguchi City, Osaka Prefecture	Land Buildings and structures Other	Idle asset	20 118 0
Toyama City, Toyama Prefecture	Land	Idle asset	63
Chiba City, Chiba Prefecture	Land	Idle asset	25
Kamiina County, Nagano Prefecture	Land	Idle asset	12
Other	Land	Idle asset	16
Total			932
 (Background to recognition of impairment)
Because the above idle assets do not have a specific utilization plan and the fair value is below the carrying value, the carrying values have been written down to their recoverable amounts and the Company has recognized the amount of the write-down as impairment losses.

 (Method of grouping assets)
In principle, assets are grouped on the basis of their production and sales system and by reportable segment, while idle assets without a specific future use are grouped in units of individual properties. The breakdown of impairment losses is as follows: (i) Buildings and structures: ¥624 million; (ii) Machinery, equipment and materials handling equipment: ¥2 million; (iii) Other: ¥0 million; and (iv) Land: ¥305 million

 (Method of calculating recoverable value)
The recoverable value is based on the net sales value. Estimated salable value or assessed value of tangible fixed assets is computed through the use of objective adjustments.

3. Matters concerning merger
Transactions under common control
(1) Tateyama Metax K.K., a wholly-owned subsidiary of the Company, absorbed Shotoku Techno K.K., Sunlead Co., Ltd. and Sansei Kenzai K.K., effective September 1, 2011.
(i) Names of the companies to be combined or business subjected, its primary business, legal form of the business combination, name of the company after the business combination and outline of such deal including the purpose of such transaction
a)  Names of the companies to be combined or business subjected, and its primary business
	Surviving company	Absorbed company	Absorbed company	Absorbed company
Trade name	Tateyama Metax K.K.	Sunlead Co., Ltd.	Shotoku Techno K.K.	Sansei Kenzai K.K
Business subjected	Construction material business
Primary business	Manufacturing of construction materials for buildings and residential houses

b) Legal form of the merger
This deal was an absorption type merger where Tateyama Metax K.K. was a surviving company, and Sunlead Co., Ltd., Shotoku Techno K.K. and Sansei Kenzai K.K were dissolved.
c) Name of the company after the merger
ST Metals K.K
d) Outline of such deal including the purpose of such deal
This merger was implemented to avoid duplication of functions in the Group and promote cost reduction through integration of production facilities and rationalization of operations.

(ii) Outline of accounting procedure conducted
This absorption-type merger was implemented as a business combination under common control, based on the “Accounting Standard for Business Combinations” (ASBJ Statement No.21, December 26, 2008) and “Accounting Standard for Business Combinations and Accounting Standard for Business Divestitures” (ASBJ Guidance No. 10, December 26, 2008)

(2) Sanyu K.K., a consolidated subsidiary, absorbed Aruken Kogyo K.K., a consolidated subsidiary, and Amagasaki Kosan K.K., a non-consolidated subsidiary, effective May 21, 2012.
(i) Names of the companies to be combined or business subjected, its primary business, legal form of the business combination, name of the company after the business combination and outline of such deal including the purpose of such deal
a)  Names of the companies to be combined or business subjected, and its primary business
	Surviving company	Absorbed company	Absorbed company
Trade name	Sanyu K.K.	Aruken Kogyo K.K.	Amagasaki Kosan K.K
Business subjected	Other business
Primary business	Real estate leasing business

b) Legal form of the merger
This deal was an absorption type merger where Sanyu K.K. was a surviving company, and Aruken Kogyo K.K and Amagasaki Kosan K.K were dissolved.
c) Name of the company after the merger
Sanyu K.K.
d) Outline of such deal including the purpose of such deal
This merger was implemented to promote rationalization of management in the Group.
(ii) Outline of accounting procedure conducted
This absorption-type merger was implemented as a business combination under common control, based on the “Accounting Standard for Business Combinations” (ASBJ Statement No.21, December 26, 2008) and “Accounting Standard for Business Combinations and Accounting Standard for Business Divestitures”(ASBJ Guidance No. 10, December 26, 2008)

  Non-consolidated Balance Sheet
(as of May 31, 2012)
(Millions of yen)
Item	Amount	Item	Amount
(Assets)		(Liabilities)
Total current assets	18,679	Total current liabilities	23,806
Cash and deposits	1,159	Short-term debt	9,300
Accounts receivable	277	Long-term debt payable within one year	13,906
Short-term loans	16,817	Lease obligations	145
Accounts receivable	78	Amount in arrears	182
Accrued refunded corporate tax	160	Accrued expenses	118
Other current assets	185	Income taxes payable	0
		Other current liabilities	152

Non-current assets	103,626	Non-current liabilities	23,850
Tangible fixed assets	270	Long-term debt	23,549
Tools, appliances and fixtures	0	Lease obligations	248
Lease assets	270	Deferred tax liabilities	11
Intangible assets	153	Other current liabilities	40
Software	53	Total liabilities	47,657
Lease assets	99	(Net assets)
Investments and other assets	103,202	Shareholders’ equity	75,555
Investment securities	2,500	Common stock	15,000
Affiliate shares	82,010	Additional paid-in capital	57,595
Long-term loans	18,105	Capital reserve	30,000
Other investments and assets	586	Other additional paid-in capital	27,595
		Retained earnings	5,975
		Other retained earnings	5,975
		Retained earnings brought forward	5,975
		Treasury stock	(3,015)
		Differences arising from valuation and translation	(906)
		Other valuation difference on securities	(906)
		Total net assets	74,649
Total assets	122,306	Total liabilities and net assets	122,306
(Note) All amounts are rounded down to the nearest million yen.

Non-consolidated Statement of Income/Loss
(June 1, 2011 to May 31, 2012)
(Millions of yen)
Item	Amount
Operating income
Business management fee	3,643
Dividend income	749	4,393
Operating expenses
Selling, general and administrative expenses		3,612
Operating income		781
Non-operating income
Interest income	1,030
Other non-operating income	211	1,242
Non-operating expenses
Interest expense	1,090
Other non-operating expenses	273	1,363
Ordinary income		659
Extraordinary losses
Investment securities valuation loss	1,173	1,173
Loss before income taxes		513
Corporate income tax, inhabitants tax and enterprise taxes	3
Deferred income taxes	50	54
Net loss		567
(Note) All amounts are rounded down to the nearest million yen.

Non-consolidated Statement of Changes in Shareholders’ Equity
(June 1, 2011 to May 31, 2012)
(Millions of yen)
	Shareholders’ equity							Differences arising from valuation and translation	Total net assets
	Common stock	Additional paid-in capital			Retained earnings	Treasury stock	Total shareholders’ equity	Other valuation difference on securities
		Capital reserve	Other additional paid-in capital	Total additional paid-in capital	Other retained earnings
					Retained earnings brought forward
Balance as of June 1, 2011	15,000	30,000	27,596	57,596	6,543	(3,010)	76,129	(1,506)	74,623
Changes in items during the year
Net loss					(567)		(567)		(567)
Disposal of treasury stock			(1)	(1)		2	0		0
Purchase of treasury stock						(7)	(7)		(7)
Changes during the year in items other than shareholders’ equity (net)								600	600
Total changes in items during the year	―	―	(1)	(1)	(567)	(5)	(574)	600	25
Balance as of May 31, 2012	15,000	30,000	27,595	57,595	5,975	(3,015)	75,555	(906)	74,649
(Note) All amounts are rounded down to the nearest million yen.

Notes to the Financial Statements
(Notes to matters concerning significant accounting policies)
(1) Valuation standards and methods for securities
① Subsidiary and affiliate shares	Stated at cost, using the moving average method.
② Securities
With fair values	Stated at fair value based on the average of the market price for the one-month period up to and including the fiscal year end date.
(All unrealized gains and losses are treated as a component of net assets, with the cost of securities sold calculated according to the moving average method)

Without fair values	Stated at cost, using the moving average method.
(2) Method of depreciation of non-current assets
① Tangible fixed assets (excluding lease assets)	The declining balance method is used.
② Intangible assets (excluding lease assets)	The straight-line method is used. For software (for internal use), the straight-line method is based on the length of time it can be used within the Company (5 years).
③ Lease assets
The straight-line method is used where a lease term is considered to be a useful life and the salvage value is considered to be zero.
For non-ownership-transfer finance lease transactions that commenced on or before May 31, 2008, an accounting treatment equivalent to methods for ordinary lease transactions is used continuously.

(3) Hedge accounting methods
① Hedge accounting method
Hedge accounting is applied to interest rate swaps. Special accounting treatment is used for interest rate swaps meeting the requirements for this treatment.
② Hedging mechanisms and hedged items
(Relating to interest rate)
Hedging mechanisms—Interest rate swaps
Hedged items—Interest rate on borrowings
③ Hedging policy
Hedge accounting is carried out to mitigate interest rate volatility risk in the future.
④ Method of evaluating the effectiveness of hedges
An evaluation of effectiveness is not undertaken for interest rate swaps meeting the requirements for special treatment based on the accounting standards concerning financial instruments.
(4) Accounting methods for consumption tax
The net of tax method is applied.

(Additional information)
Of the accounting changes and error corrections that took effect from the fiscal year under review, “Accounting Standard for Accounting Changes and Error Corrections” (ASBJ Statement No. 24 of December 4, 2009) and “Guidance on Accounting Standard for Accounting Changes and Error Corrections” (ASBJ Guidance No. 24 of December 4, 2009)” has been applied.

NOTES TO NON-CONSOLIDATED BALANCE SHEET (Millions of yen)

(1) Accumulated depreciation of tangible fixed assets	124
(2) Assets pledged as collateral and collateralized obligations

Assets pledged as collateral		Obligations secured by pledged assets
Type	Carrying value at the end of the period	Description	Balance at the end of the period
Investment securities	622	Current portion of long-term loans payable	250
Total	622	Total	250

(3) Monetary claims receivable from and payable to affiliates
Short-term loans receivable from affiliates	17,173
Long-term loans receivable from affiliates	18,105
Short-term loans payable to affiliates	39

NOTES TO NON-CONSOLIDATED STATEMENT OF OPERATIONS (Yen in millions)
Volume of transactions with affiliates
(1) Volume of operating transactions
Management fee income	3,643
Dividend income	749
Selling, general and administrative expenses	83
(2) Volume of non-operating transactions
Interest income	1,030
Other	156

NOTES TO NON-CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS
Type and number of treasury shares as at the end of fiscal year
	Number of shares as at the beginning of the fiscal year (shares)	Number of shares increased in the fiscal year (shares)	Number of shares decreased in the fiscal year (shares)	Number of shares as at the end of the fiscal year (shares)	Remarks
Common stock	9,012,496	58,561	6,096	9,064,961
Total	9,012,496	58,561	6,096	9,064,961	(Note)
(Note)
Increase in number of treasury common shares by 58,561 shares was attributable to purchase of fractional shares, and decrease in number of treasury common shares by 6,096 shares was attributable to sale of fractional shares

(Notes to deferred tax accounting)
(1) Breakdown of principal reasons for deferred tax assets and deferred tax liabilities (Millions of yen)
(Deferred tax assets)
Accrued expenses	29
Accrued business tax	0
Reserve for directors’ retirement benefits (Long-term accounts payable-other)	12
Valuation difference on Investment securities	320
Tax losses carried forward	449
Other	0
Subtotal deferred tax assets	812
Valuation reserve	(812)
Total deferred tax assets	―

(Deferred tax liabilities)
Subsidiaries’ stocks	11
Total deferred tax liabilities	11
Net deferred tax liabilities	11

(2)	Breakdown of major items that resulted in differences between the statutory tax rate and effective tax rate
　Inclusion of this statement is omitted as the Company’s financial results are in a loss position

(3)	Influence from changes in corporation tax rate
　 “Act for Partial Amendment of the Income Tax Act for the Purpose of Creating a Taxation System Responding to Changes in Socio-Economic Structures” (Act No. 114 of 2011) and “Act on Special Measures for Securing Financial Resources Necessary to Implement Measures for Reconstruction following the Great East Japan Earthquake” (Act No. 117 of 2011) were promulgated on December 2, 2011.  From the fiscal year beginning April 1, 2012, the corporate tax rate will be lowered and a special recovery tax will be implemented.  Accordingly, the effective statutory tax rate for the calculation of deferred tax assets, deferred tax liabilities and deferred tax liabilities for land revaluation will be lowered from 40.44% to 37.76% for temporary differences scheduled to be eliminated from the fiscal year beginning June 1, 2012 up to the fiscal year beginning from June 1, 2014, and to 35.38% for the fiscal years beginning June 1, 2015.  As a result of these changes in the tax rate, the deferred tax liabilities have decreased by 1 million yen and the deferred income taxes (credit account) have decreased by 1 million yen.

NOTES TO TANGIBLE FIXED ASSETS USED BY LEASE CONTRACTS

1.	Finance leases transactions for which ownership are not transferred to the lessee which commenced prior to May 31, 2008 (Millions of yen)
(Transactions as lessee)
(i)  Amounts corresponding to the acquisition cost, accumulated depreciation, and balance of leased assets at the end of the fiscal year

	Tools, furniture and fixtures	Intangible assets Software	Total
Acquisition cost	3	1	5
Accumulated depreciation	3	1	4
Balance at end of period	0	0	0

(ii)   Amount corresponding to the future lease payments outstanding at the end of the fiscal year (Millions of yen)
Due within one year	11
Due over one year	―
Total	11

(iii)   Lease expense, amount equivalent to depreciation and amount equivalent to interest expenses (Millions of yen)
Lease expense	6
Depreciation expense	6
Interest expense	0

(iv)  Calculation methods for amount equivalent to depreciation and amount equivalent to interest expenses
Calculation method for amount equivalent to depreciation
Straight-line method with lease term as service life and residual value of zero is used.
Calculation methods for amount equivalent to interest expenses
The difference between the total lease payment and the amount equivalent to the acquisition value of the leased asset is assumed as the amount equivalent to interest payment, and the interest method is used for allocation to each fiscal year.

(Transactions as lessor)
Amount equivalent to future lease payments outstanding at the fiscal year-end (Millions of yen)
Due within one year	11
Due over one year	―
Total	11
(Note) The above amount is equivalent to future lease payments outstanding relevant to sublease transactions as a lessor as at the fiscal year-end a sublease transactions. With regard to the relevant sublease transactions, as the relevant assets are leased with almost the same conditions from third parties, nearly the same amount is included in the corresponding to the future lease payments outstanding relevant to the transactions as a lessee as at the end of the fiscal year.

2.	Finance leases transactions for which ownership are not transferred to the lessee
(Transactions as a lessee)
(i) Details of leased assets
Tangible fixed assets:	Primarily host computers (tools, furniture and fixtures)
Intangible assets:	Primarily administrative software used for sales management

(ii) Depreciation of leased assets
Straight-line method with lease term as service life and residual value as zero is used.

NOTES TO TRANSACTION WITH RELATED PARTIES
Subsidiaries, affiliates and others:
(Millions of yen)
Attribute	Company name	Ratio of share-holding (Owned)	Relationship with the related parties	Transaction details	Transaction amount	Balance at the end of period
						Item	Amount
Subsidiary	Sankyo Tateyama Aluminum, Inc.	(Own) Direct 100%	Concurrent holding of positions by directors of the holding company	Lending of funds (Note 1)	6,325	Short-term debt	14,337
						Long-term debt	13,515
				Receipt of interest income (Note 1)	833	Interest received in advance	118
				Receipt of consulting fee income (Note 2)	2,986	Accounts receivable	209
						Accounts receivable	50
				Receipt of system usage fee	100
				Payment of rental fee	47	―	―

				Payment of administration fee	6
				Provider of land, buildings and investment securities as collateral pledged for the bank borrowing of the Company (Note 3)	32,450	―	―
				Guarantor for the bank borrowing of the Company (Note 4)	37,375	―	―

(Millions of yen)
Type	Company name	Ratio of share-holding (Owned)	Relationship with the related parties	Transaction details	Transaction amount	Balance at the end of period
						Item	Amount
Subsidiary	Sankyo Material, Inc.	(Own) Direct 100%	Concurrent holding of positions by directors of the holding company	Lending of funds (Note 1)	2,300	Short-term debt Long-term debt	2,480 4,590
				Receipt of interest income (Note 1)	197	Interest received in advance	23
				Receipt of dividend income	693	Accounts receivable	42
						Accounts receivable	12
				Receipt of consulting fee income (Note 2)	417
				Receipt of system usage fee	7
				Payment of rental fee	2	―	―
				Provider of land, buildings and investment securities as collateral pledged for the bank borrowing of the Company (Note 3)	32,200	―	―
				Guarantor for bank borrowing of the Company (Note 4)	35,060	―	―
	Tateyama Advance Co., Ltd.	(Own) Direct 100%	Concurrent holding of positions by directors of the holding company	Receipt of dividend income	56	Accounts receivable Accounts receivable	25 5
				Receipt of consulting fee income (Note 2)	239
				Receipt of system usage fee	26
Consumption taxes are excluded from the transaction amount, however, included in the balance at the end of the period.
Conditions of transactions and policy regarding determination of conditions of transaction
(Notes)
1.	With regard to lending of funds, the interest rates are determined in a rational manner based on the prevailing market interest rates. No collateral is pledged as a security.
2.	With regard to the receipt of consulting fee income, the rates are determined through negotiation in each fiscal year on the basis of fee rates proposed by the Company.
3.
Sankyo Tateyama Aluminum, Inc. and Sankyo Material, Inc. provide land, buildings, machinery, and investment securities as collateral pledged for the bank borrowing of the Company. The transaction amount represents the outstanding balance of the bank borrowings pledged by the collateral.
No collateral pledge fee is paid.

4.
Sankyo Tateyama Aluminum, Inc. and Sankyo Material, Inc. provide guarantee for the bank borrowing of the Company. The transaction amount represents the outstanding balance of the bank borrowings guaranteed by the guarantors.
No guarantee fee is paid.

NOTES TO PEER SHARE INFORMATION
(1) Net assets per share	236.58
(2) Net loss per share	1.79

Note: The basis for calculating net loss per share is as shown below.
Net loss for the fiscal year reported in the statement of operations (Millions of yen)	567
Net income not attributable to common shareholders (Millions of yen)	―
Net loss related to common stock (Millions of yen)	567
Average number of outstanding shares of common stock for the fiscal year (thousand shares)	315,558

NOTES TO SIGNIFICANT SUBSEQUENT EVENTS
Not applicable

Independent Auditor’s Report

July 19 2012

The Board of Directors
Sankyo-Tateyama Holdings, Inc.

KPMG AZSA LLC

Wataru Hamada (Seal)
Designated Limited Liability Partner
Engagement Partner
Certified Public Accountant

Hisaharu Kondo (Seal)
Designated Limited Liability Partner
Engagement Partner
Certified Public Accountant

Kazuhiro Shinozaki (Seal)
Designated Limited Liability Partner
Engagement Partner
Certified Public Accountant

We have audited the consolidated financial statements, comprising the consolidated balance sheet, the consolidated statement of income/loss, the consolidated statement of changes in shareholders’ equity and the related notes of Sankyo-Tateyama  Holdings, Inc. as at May 31, 2012 and for the year starting June 1, 2011 and ending May 31, 2012 in accordance with Article 444-4 of the Companies Act.

Management’s Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation of consolidated financial statements that are free from material misstatements, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audit as independent auditor.  We conducted our audit in accordance with auditing standards generally accepted in Japan.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements.  The procedures selected depend on our judgement, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error.  In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, while the objective of the financial statement audit is not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position and the results of operations of Sankyo-Tateyama  Holdings, Inc. and its consolidated subsidiaries for the period, for which the consolidated financial statements were prepared, in accordance with accounting principles generally accepted in Japan.

Other Matter

Our firm and engagement partners have no interest in the Company which should be disclosed pursuant to the provisions of the Certified Public Accountants Law of Japan.

Notes to the Reader of Independent Auditor’s Report:
The Independent Auditor’s Report herein is the English translation of the Independent Auditor’s Report as required by the Companies Act.

Independent Auditor’s Report

July 19 2012

The Board of Directors
Sankyo-Tateyama Holdings, Inc.

KPMG AZSA LLC

Wataru Hamada (Seal)
Designated Limited Liability Partner
Engagement Partner
Certified Public Accountant

Hisaharu Kondo (Seal)
Designated Limited Liability Partner
Engagement Partner
Certified Public Accountant

Kazuhiro Shinozaki (Seal)
Designated Limited Liability Partner
Engagement Partner
Certified Public Accountant

We have audited the financial statements, comprising the balance sheet, statement of income/loss, statements of changes in shareholders’ equity, the notes to the non-consolidated financial statements, and accompanying schedules of Sankyo-Tateyama Holdings, Inc. as at May 31, 2012 and for the year starting June 1, 2011 and ending May 31, 2012 in accordance with Article 436(2)(i) of the Companies Act.

Management’s Responsibility for the Financial Statements and Others

Management is responsible for the preparation and fair presentation of the financial statements and the supplementary schedules in accordance with accounting principles generally accepted in Japan, and for such internal control as management determines is necessary to enable the preparation of financial statements and the supplementary schedules that are free from material misstatements, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on the financial statements and the supplementary schedules based on our audit as independent auditor.  We conducted our audit in accordance with auditing standards generally accepted in Japan.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and the supplementary schedules are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements and the supplementary schedules.  The procedures selected depend on our judgement, including the assessment of the risks of material misstatement of the financial statements and the supplementary schedules, whether due to fraud or error.  In making those risk assessments, we consider internal control relevant to the entity’s preparation and fair presentation of the financial statements and the supplementary schedules in order to design audit procedures that are appropriate in the circumstances, while the objective of the financial statement audit is not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control.  An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements and the supplementary schedules.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements and the supplementary schedules referred to above present fairly, in all material respects, the financial position and the results of operations of Sankyo-Tateyama Holdings, Inc. for the period, for which the financial statements and the supplementary schedules were prepared, in accordance with accounting principles generally accepted in Japan.

Other Matter

Our firm and engagement partners have no interest in the Company which should be disclosed pursuant to the provisions of the Certified Public Accountants Act of Japan.

Notes to the Reader of Independent Auditor’s Report:
The Independent Auditor’s Report herein is the English translation of the Independent Auditor’s Report as required by the Companies Act.

Board of Corporate Auditor’s Audit Report (Certified Copy)

Audit Report

The Board of Corporate Auditors has prepared this Audit Report following deliberation on the basis of audit reports prepared by each of the corporate auditors regarding the business performance of the directors of the Company during the 9th fiscal year starting June 1, 2011 and ending May 31, 2012, and hereby reports as follows:

Method and Nature of Audits Performed by the Corporate Auditors and the Board of Corporate Auditors

The Board of Corporate Auditors established an audit policy and audit plans, etc., received reports from the corporate auditors regarding the status and results of audits, and also received reports on the status of business execution from the directors, etc. and the independent auditors, and requested further explanation when necessary.

Each of the corporate auditors, in conformity with the audit policies and plans, etc. for the fiscal year under review set out by the Board of Corporate Auditors, worked to establish communication with the directors, executive officers and employees from the internal audit division and other divisions in collecting information and establishing an audit environment.  In addition, the corporate auditors attended meetings of the Board of Directors and other important meetings, receiving reports from the directors and other employees, etc. regarding execution of their duties, and requesting further explanations when necessary.  The corporate auditors also inspected important approval documents, etc. and investigated business and financial conditions.  Additionally, the corporate auditors received regular reports from directors and other employees regarding (i) contents of resolutions of the Board of Directors on systems to ensure that the execution of the duties of directors described in the Business Report are in compliance with the laws and regulations and the Company’s articles of incorporation and other systems set forth in Article 100, Paragraphs 1 and 3 of the Ordinance for Enforcement of the Company Act to ensure that operations are appropriate to a joint stock company and (ii) the establishment and operation of the Company’s systems (the internal control systems) that have been developed in accordance with the said resolutions, and requested further explanation when necessary.

As for subsidiaries, the Board of Corporate Auditors requested communications and an exchange of information with directors and corporate auditors, etc. of the subsidiaries, and received business reports from the subsidiaries if and when needed.  On the basis of the above-mentioned methods, the Board of Corporate Auditors examined the business report and accompanying schedules for the relevant fiscal year.

Furthermore, in addition to monitoring and verifying whether the independent auditor maintained an independent position and conducted appropriate audits, we received reports from the independent auditor regarding the execution of its duties, and requested further explanations when necessary.  In addition, we received notice from the independent auditor that it had in place “systems for ensuring the proper execution of duties” (as set forth in each Item of Article 131 of the Ordinance for Corporate Accounting) in accordance with the “Standards for Quality Control in Audits” (Business Accounting Council, October 28, 2005), and again requested further explanation when necessary.  Based on the above methods, we reviewed the financial statements (the balance sheet, statement of income/loss, statements of changes in shareholders’ equity, and the notes to the financial statements) and the accompanying schedules and the consolidated financial statements (the consolidated balance sheet, consolidated statement of income/loss, consolidated statements of changes in shareholders' equity, and the notes to the consolidated financial statements) for the said fiscal year.

Result of Audit
Result of Audit of Business Report, etc.
i. The Business Report and accompanying schedules correctly represent the condition of the Company in accordance with the laws and regulations and the Company’s articles of incorporation.
ii. There are no material facts involving dishonest behavior or violations of any laws or the Company’s articles of incorporation by any of the directors in the execution of their duties.

iii.  The contents of resolutions of the Board of Directors regarding the Company’s internal control systems are appropriate.  Furthermore, there are no matters of note regarding statements in the Business Report or the execution of the duties of directors in relation to the said internal control systems.

(2) Result of Audit of Financial Statements and Accompanying Schedules
The audit methods and results of independent auditor KPMG AZSA LLC are appropriate.
(3) Result of Audit of Consolidated Fianancial Statements. The audit methods and results of independent auditor KPMG AZSA LLC are appropriate.
July 27, 2012
Board of Corporate Auditors of Sankyo-Tateyama, Holdings, Inc.

Full-time Corporate Auditor	Tsutomu Fukagawa	Seal
Auditor	Jiro Araki	Seal
Auditor	Takeshi Yamamoto	Seal

Reference Document for the Ordinary General Meeting of Shareholders

Proposal 1: Appropriation of Surplus
The Company proposed to distribute the year-end dividend for this fiscal year as stated below, in view of the Company’s performance, business environment and overall economic conditions over the current term as well as in consideration of securing sufficient internal reserves.

Matters related to year-end dividend:
1.	Type of dividend assets:
Cash
2.	Matters related to allocation of dividend assets to shareholders and the total amount thereof:
¥2 per share of common stock of the Company; A total amount of ¥631,062,706
3.	Effective date of distribution of surplus:
August 31, 2012

Proposal 2: Approval of a merger agreement between the Company and Sankyo Tateyama, Inc. (as per attached document)

Proposal 3: Election of Seven (7) Directors
The terms of office for all seven (7) Directors will expire as of the close of this Ordinary General Meeting of Shareholders.  Therefore, we propose the election of seven (7) Directors.  The candidates for Directors are as follows:

No.	Name (Date of birth)	Brief personal profile, position, responsibilities and significant concurrent positions		Number of the Company shares held
1	Hitoshi Kawamura (May 31, 1942)	Mar. 1965	Joined Sankyo Aluminum Industry Co., Ltd.	136,000
		Aug. 1993	Director, Sankyo Aluminum Industry Co., Ltd.
		Aug. 1997	Managing Director, Sankyo Aluminum Industry Co., Ltd.
		Aug. 1999	Director and Senior Managing Executive Officer, Sankyo Aluminum Industry Co., Ltd.
		Aug. 2000	President and Representing Officer, Sankyo Aluminum Industry Co., Ltd.
		Nov. 2003	President and CEO, Sankyo Aluminum Industry Co., Ltd.
		Dec. 2003	Chairman, Board of Directors, Sankyo-Tateyama Holdings, Inc. (Incumbent)
		June 2006	President & CEO, Sankyo Tateyama Aluminum, Inc.
		June 2009	Chairman, Board of Directors, Sankyo Tateyama Aluminum, Inc.
		Nov. 2010	Chairman, Takaoka Chamber of Commerce and Industry (Incumbent)
		June 2012	Senior Advisor, Sankyo Tateyama, Inc. (Incumbent)
[Concurrent significant positions]
Senior Advisor, Sankyo Tateyama, Inc.
Chairman, Board of Directors, Tulip-tv, inc.
Chairman, Takaoka Chamber of Commerce and Industry

No.	Name (Date of birth)	Brief personal profile, position, responsibilities and significant concurrent positions		Number of the Company shares held
2	Masakazu Fujiki (December 3, 1944)	Feb. 1969	Joined Sankyo Aluminum Industry Co., Ltd.	91,000
		Aug. 2000	Managing Officer, Sankyo Aluminum Industry Co., Ltd.
		July 2003	Executive Officer, Sankyo Aluminum Industry Co., Ltd.
		Aug. 2003	Director and Managing Executive Officer, Sankyo Aluminum Industry Co., Ltd.
		June 2006	Director and Managing Executive Officer, Sankyo Tateyama Aluminum, Inc.
		June 2007	President and CEO, Sankyo Material, Inc.
		Aug. 2007	Director, Sankyo-Tateyama Holdings, Inc.
		June 2009	President and CEO, Sankyo Tateyama Aluminum, Inc.
		Aug. 2011	President, Sankyo-Tateyama Holdings, Inc. (Incumbent)
		June 2012	President, Sankyo Tateyama, Inc. (Incumbent)
[Concurrent significant positions]
President, Sankyo Tateyama, Inc.
3	Makoto Okamoto (October 2, 1954)	Apr. 1977	Joined The Sumitomo Trust and Banking Company Limited (“SMTB”, currently Sumitomo Mitsui Trust Bank, Limited.)	45,000
		June 2005	Manager, Tokyo Sales 1 Department, SMTB
		Apr. 2007	Managing Executive Officer, Promise Co., Ltd.
		June 2007	Director and Managing Executive Officer, Promise Co., Ltd.
		June 2009	Joined The Sumitomo Trust and Banking Company Limited (currently Sumitomo Mitsui Trust Bank, Limited.)
		July 2009	Senior Advisor, Sankyo-Tateyama Holdings, Inc.
		Aug. 2009	Managing Director and Manager of Overall Finance & Accounting Office & Manager of Information System, Sankyo-Tateyama Holdings, Inc.
		June 2012	Managing Director and Manager of Overall Finance & Accounting Office, Sankyo-Tateyama Holdings, Inc. (Incumbent)
		June 2012	Managing Director and Manager of Overall Finance & Accounting Office & Manager of Information System, Sankyo Tateyama, Inc. (Incumbent)
[Concurrent significant positions]
Managing Director, Sankyo Tateyama, Inc.

No.	Name (Date of birth)	Brief personal profile, position, responsibilities and significant concurrent positions		Number of the Company shares held
4	Mitsugu Shoji (February 14, 1954)	Apr. 1976	Joined The Hokuriku Bank, Ltd.	28,000
		June 2005	Executive Officer and General Operation Manager, The Hokuriku Bank, Ltd.
		June 2007	Executive Officer and Deputy Head of Nagoya/Osaka Areas & General Manager of Osaka Branch, The Hokuriku Bank, Ltd.
		June 2009	Managing Executive Officer, The Hokuriku Bank, Ltd.
		Aug. 2009	Senior Advisor, Sankyo-Tateyama Holdings, Inc.
		Aug. 2009	Director and Managing Executive Officer, Sankyo Tateyama Aluminum, Inc.
		Aug. 2009	Managing Director and Manager of Internal Control Office, Sankyo-Tateyama Holdings, Inc.
		June 2012	Managing Director and Manager of Internal Control Office & Manager of Corporate Planning Office, Sankyo-Tateyama Holdings, Inc. (Incumbent)
		June 2012	Managing Director and Manager of Corporate Planning Office & Manager of Corporate Audit Department, Sankyo Tateyama, Inc. (Incumbent)
		June 2012	Senior Managing Executive Officer, SankyoAlumi-Company Division, Sankyo Tateyama, Inc. (Incumbent)
[Concurrent significant positions]
Managing Director, Sankyo Tateyama, Inc.
Senior Managing Executive Officer, SankyoAlumi-Company Division, Sankyo Tateyama, Inc.
5	Hiroshi Yamada (November 3, 1955)	Apr. 1978	Joined the Japan Development Bank (“JDB”, currently the Development Bank of Japan Inc.)	26,000
		Oct. 1999	Deputy Director, Information Planning Department, JDB
		Apr. 2003	Sent on loan to Weathernews Inc.
		Apr. 2008	Joined Weathernews Inc. General Manager, President’s Office, Weathernews Inc.
		May 2010	Senior Advisor, Sankyo-Tateyama Holdings, Inc.
		June 2010	Managing Executive Officer, Sankyo Tateyama Aluminum, Inc.
		Aug. 2010	Managing Director and Senior Manager of General Affairs & Human Resources Office, Sankyo-Tateyama Holdings, Inc. (Incumbent)
		June 2012	Managing Director and Senior Manager of General Affairs & Human Resources Office, Sankyo Tateyama, Inc. (Incumbent)
[Concurrent significant positions] Managing Director, Sankyo Tateyama, Inc.

No.	Name (Date of birth)	Brief personal profile, position, responsibilities and significant concurrent positions		Number of the Company shares held
6	Shozo Kanbara (December 28, 1948)	Apr. 1972	Joined Sankyo Aluminum Industry Co., Ltd.	33,000
		June 2005	General Manager, Yokohama Branch, Sankyo Aluminum Industry Co., Ltd.
		June 2006	General Manager, Material Business Planning Department, Sankyo Tateyama Aluminum, Inc.
		June 2007	Director and Managing Executive Officer, Sankyo Material, Inc.
		June 2009	President and CEO, Sankyo Material, Inc.
		Aug. 2010	Director, Sankyo-Tateyama Holdings, Inc. (Incumbent)
		June 2012	Senior Managing Director and Executive Officer, Sankyo Tateyama, Inc. (Incumbent)
		June 2012	CEO, SankyoAlumi-Company Division, Sankyo Tateyama, Inc. (Incumbent)
[Concurrent significant positions]
Senior Managing Director, Sankyo Tateyama, Inc.
CEO, SankyoAlumi-Company Division, Sankyo Tateyama, Inc.
7	Kiyotsugu Yamashita (January 18, 1954)	Apr. 1977	Joined Sankyo Aluminum Industry Co., Ltd.	14,000
		Aug. 2005	Personnel Manager, Administration Office, Sankyo Aluminum Industry Co., Ltd.
		June 2006	Personnel Manager, Administration Office, Sankyo-Tateyama Holdings, Inc. and Personnel Manager, Administration Division, Tateyama Aluminum, Inc.
		Sep. 2007	Manager of Business Administration in Business Planning Supervision Office, Sankyo-Tateyama Holdings, Inc.
		June 2011	Manager of Business Administration and Manager of Business Planning in Business Planning Supervision Office, Sankyo-Tateyama Holdings, Inc.
		Apr. 2011	Director and Senior Manager of Business Planning Office, Sankyo-Tateyama Holdings, Inc.
		June 2012	Director, Sankyo-Tateyama Holdings, Inc. (Incumbent)
		June 2012	Director and Executive Officer, Sankyo Tateyama, Inc. (Incumbent)
		June 2012	CEO, Sankyo Material-Company Division, Sankyo Tateyama, Inc. (Incumbent)
[Concurrent significant positions]
Director and Executive Officer, Sankyo Tateyama, Inc.
CEO, Sankyo Material-Company Division, Sankyo Tateyama, Inc.

(Notes)

1.	The abovementioned candidates have no conflicts of interest with the Company.
2.	Sankyo Aluminum Industry Co., Ltd. and Tateyama Aluminum Industry Co., Ltd. were merged together and renamed as Sankyo Tateyama Aluminum, Inc., effective June 1, 2006.
3.
Sankyo Tateyama Aluminum, Inc. absorbed Sankyo Material, Inc. and Tateyama Advance Co., Ltd. as the surviving entity, effective June 1, 2012. The surviving entity was renamed to “Sankyo Tateyama, Inc.” on the same day.

Proposal 4 Election of three (3) Corporate Auditors

The terms of office for all three (3) Corporate Auditors will expire as of the close of this Ordinary General Meeting of Shareholders. Therefore, we propose the election of three (3) Corporate Auditors.
The Board of Corporate Auditors has already approved the submission of this proposal to this Ordinary General Meeting of Shareholders.
The candidates for Corporate Auditors are as follows:

No.	Name (Date of birth)	Brief personal profile, position, responsibilities and significant concurrent positions		Number of the Company shares held
1	Tsutomu Fukagawa (May 7, 1948)	Apr. 1971	Joined Toyama Light Metal Industry Co., Ltd.	23,275
		Apr. 2000	Corporate Planning Officer and Chief Controller, Toyama Light Metal Industry Co., Ltd.
		Feb. 2001	Director and Deputy COO & Corporate Planning Officer and Chief Controller, Toyama Light Metal Industry Co., Ltd.
		Dec. 2001	Advisor to CFO, Sankyo Aluminum Industry Co., Ltd.
		Aug. 2002	Deputy CFO, Sankyo Aluminum Industry Co., Ltd.
		Aug. 2003	Full-time Corporate Auditor, Sankyo Aluminum Industry Co., Ltd.
		June 2006	Full-time Corporate Auditor, Sankyo Tateyama Aluminum, Inc.
		June 2007	Corporate-Auditor, Sankyo Material, Inc.
		Aug. 2010	Full-time Corporate Auditor, Sankyo-Tateyama Holdings, Inc. (Incumbent)
		Aug. 2010	Corporate Auditor, Sankyo Tateyama Aluminum, Inc.
		June 2012	Full-time Corporate Auditor, Sankyo Tateyama, Inc. (Incumbent)
[Concurrent significant positions]
Full-time Corporate Auditor, Sankyo Tateyama, Inc.
2	Takeshi Yamamoto (June 20, 1953)	Apr. 1981	Registered as an Attorney at Law	None
		Apr. 1981	Joined Kano Law Office
		Apr. 1985	Representative, Yamamoto Law Office
		Aug. 2006	Corporate Auditor, Sankyo-Tateyama Holdings, Inc. (Incumbent)
[Concurrent significant positions]
Representative, Yamamoto Law Office

No.	Name (Date of birth)	Brief personal profile, position, responsibilities and significant concurrent positions		Number of the Company shares held
3	Jiro Araki (February 24, 1950)	Apr. 1972	Joined The Sumitomo Trust and Banking Company, Limited (“SMTB”, currently Sumitomo Mitsui Trust Bank, Limited.)	8,000
		June 1999	Executive Officer and General Manager of Kobe Branch, SMTB
		June 2001	Managing Executive Officer, SMTB
		June 2003	Director and Managing Executive Officer, SMTB
		June 2004	Director and Senior Managing Executive Officer, SMTB
		June 2006	President and CEO, STB Leasing Co., Ltd.
		June 2007	Director, SMTB
		June 2008	Advisor, SMTB (Incumbent)
		June 2008	Advisor, Sumitomo Realty & Development Co., Ltd. (Incumbent)
		Aug. 2009	Corporate Auditor, Sankyo-Tateyama Holdings, Inc. (Incumbent)
		June 2012	Corporate Auditor, Sankyo Tateyama, Inc. (Incumbent)
(Incumbent)
[Concurrent significant positions]
Corporate Auditor, Sankyo Tateyama, Inc.
Advisor, Sumitomo Mitsui Trust Bank, Limited.
Advisor, Sumitomo Realty & Development Co., Ltd.

(Notes)

1.	The abovementioned candidates have no conflicts of interest with the Company.
2.	Messrs. Takeshi Yamamoto and Jiro Araki are candidates for Outside Corporate Auditors.
3.
The reason why Mr. Takeshi Yamamoto has been proposed as a candidate for Outside Corporate Auditor is that his abundant experience and extensive knowledge as an Attorney at Law would be useful when auditing the Company. While Mr. Takeshi Yamamoto has not been involved in corporate management of the Company other than as an Outside Director or an Outside Corporate Auditor, the Company believes that he would continue to perform his duty appropriately as an Outside Corporate Auditor for the reasons set forth above.

4.
The reason why Mr. Jiro Araki has been proposed as a candidate for Outside Corporate Auditor is that his abundant experiences and specialized knowledge acquired through many years of involvement in the financial institution and his in-depth insights achieved through his career including serving as President and CEO at the external organization would be useful when auditing the Company.

5.
Messrs. Takeshi Yamamoto and Jiro Araki are currently Outside Corporate Auditors of the Company, and as of the close of this Ordinary General Meeting of Shareholders, their terms of office as Outside Corporate Auditor will be six (6) years for Mr. Takeshi Yamamoto and three (3) years for Mr. Jiro Araki.

6.	Mr. Takeshi Yamamoto is a candidate for a designated independent officer in accordance with the requirements of the Tokyo Stock Exchange.
7.
Sumitomo Mitsui Trust Bank, Limited of which Mr. Jiro Araki serves as Advisor is currently a major shareholder of the Company. In addition, the Company has a business relationship that includes borrowing funds with Sumitomo Mitsui Trust Bank, Limited.

8.	Sumitomo Realty & Development Co., Ltd. which Mr. Jiro Araki serves as Advisor has no conflicts of interest with the Company.
9.
In accordance with the provisions of Article 427, paragraph 1 of the Corporation Law and the provisions under the articles of Incorporation, the Company entered into an agreement with Messrs. Takeshi Yamamoto and Jiro Araki to limit their liability provided for in Article 423, paragraph 1 of the Corporation Law. The Company intends to maintain the agreement if they are reelected as proposed. The limitation of liability under the agreement shall be a minimum limit amount as provided for by laws and regulations.

10.	Sankyo Aluminum Industry Co., Ltd. and Tateyama Aluminum Industry Co., Ltd. were merged together and renamed as Sankyo Tateyama Aluminum, Inc., effective June 1, 2006.
11.
Sankyo Tateyama Aluminum, Inc. merged with Sankyo Material, Inc. and Tateyama Advance Co., Ltd. as the surviving entity, effective June 1, 2012. The surviving entity was renamed to “Sankyo Tateyama, Inc.” on the same day.

Proposal 5: Election of One (1) Substitute Corporate Auditor
The validity of election of the substitute corporate auditor, Mr. Fumio Maki, will expire at the start of this Ordinary General Meeting of Shareholders. To prepare for the case in which the Company does not have the number of Corporate Auditors stipulated in laws and regulations, we propose the election of one (1) substitute Corporate Auditor in advance.
The Board of Corporate Auditors has already approved the submission of this proposal to the Ordinary General Meeting of Shareholders.
The candidate for substitute Corporate Auditor is as follows:

Name (Date of birth)	Brief personal profile, position, responsibilities and significant concurrent positions		Number of the Company shares held
Fumio Maki (April 29, 1949)	Apr. 1973	Joined the Japan Development Bank Inc. (“JDB”, currently the Development Bank of Japan Inc.)	6,000
	Oct. 1999	Director, General Affairs Department, JDB
	June 2000	Sent on loan to Kyushu Electric Power Co., Inc.
	Feb. 2003	Senior Research Analyst, The Japan Economic Research Institute (currently, legal status changed to general incorporated foundation)
	June 2004	Director, Kawasaki FAZ Inc.
	June 2005	Managing Director, Kawasaki FAZ Inc.
	June 2008	Senior Managing Director, Kawasaki FAZ Inc.
	Apr. 2011	Full-time Corporate Auditor, Sankyo Tateyama Aluminum, Inc.
	June 2012	Full-time Corporate Auditor, Sankyo Tateyama, Inc. (Incumbent)
[Concurrent significant positions]
Full-time Corporate Auditor, Sankyo Tateyama, Inc.

(Notes)

1.	Mr. Fumio Maki has no conflicts of interest with the Company.
2.	Mr. Fumio Maki is candidate for substitute Outside Corporate Auditors.
3.
The reason why Mr. Fumio Maki has been proposed as a candidate for substitute Outside Corporate Auditor is that his abundant experiences and specialized knowledge acquired through many years of involvement in the financial institution and his in-depth insights achieved through his career including serving as Senior Managing Director at the external organization would be useful when auditing the Company.

4.
If Mr. Fumio Maki takes office as Outside Corporate Auditor, the Company will, in accordance with Article 427, Paragraph 1 of the Corporation Law and the provisions under the articles of Incorporation, conclude an agreement with him concerning liability for damages as specified in Article 423, Paragraph 1 of the Corporation Law that his relevant liabilities for damages shall be limited to the minimum liability amounts as stipulated in Article 425, Paragraph 1 of the Corporation Law, as long as he acts in good faith and is not grossly negligent in performing his duties.

5.
Sankyo Tateyama Aluminum, Inc. absorbed Sankyo Material, Inc. and Tateyama Advance Co., Ltd. as the surviving entity, effective June 1, 2012. The surviving entity was renamed to “Sankyo Tateyama, Inc.” on the same day.

End